Exhibit 10.73
Dated 6 August 2013
CAESARS ENTERTAINMENT OPERATING COMPANY, INC. and PEARL DYNASTY INVESTMENTS LIMITED
SHARE PURCHASE AGREEMENT
Linklaters

Linklaters 10th Floor, Alexandra House Chater Road Hong Kong
Telephone (+852) 2842 4888
Facsimile (+852) 2810 8133/2810 1695

Ref L-208232

TABLE OF CONTENTS
Contents    Page
1Interpretation    2
2Agreement to sell the Shares    7
3Consideration    7
4Signing, Closing and post-Closing    8
5Warranties, Covenants and Indemnities    19
6Limitation of liability    20
7Compliance obligations    25
8Confidentiality    26
9Other provisions    27
Schedule 1 The Companies and the Subsidiaries32
Schedule 2 The Property35
Schedule 3 Closing Obligations36
Schedule 4 The Seller’s Warranties    39
Schedule 5 The Purchaser’s Warranties52
Exhibit A Instruments of Transfer54
Exhibit B Form of Deeds of Waiver56

__________________________________________________________________________________________________

Share Purchase Agreement
This Agreement is made on 6 August 2013
between:

(1)	Caesars Entertainment Operating Company, Inc., a company incorporated in Delaware whose registered office is at 1 Caesars Palace Drive, Las Vegas, Nevada, USA, 89108 (“Seller”); and

(2)
Pearl Dynasty Investments Limited, a company incorporated in the British Virgin Islands whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, British Virgin Islands (“Purchaser”).

Whereas:

(A)	The Seller owns all of the Shares comprising the entire issued share capital of each of the Companies, details of which are set out in Paragraph 1 of Schedule 1.

(B)	The Companies together own all of the Subsidiaries' Shares comprising the entire share capital of each of the Subsidiaries, details of which are set out in Paragraph 2 of Schedule 1.

(C)	The Seller has agreed to sell the Shares, and therefore indirectly transfer the shares in Ou Toi and the Property, and to assume the obligations imposed on the Seller under this Agreement.

(D)
The Purchaser has agreed to purchase the Shares, the purpose of which is to indirectly acquire the shares of Ou Toi and therefore the Property, and to assume the obligations imposed on the Purchaser under this Agreement.

It is agreed as follows:

1	Interpretation
In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions
“Accounts” means in respect of the Companies the unaudited combined management accounts of the Companies, and in respect of each of the Subsidiaries the audited financial statements of such Subsidiary, in each case, drawn up to the Accounts Date;
“Accounts Date” means 31 December 2012;
“Agreed Closing Management Accounts” has the meaning ascribed to it in Clause 4.9.1;
“Agreed Form” means, in relation to a document, such document in the form agreed between the Seller and the Purchaser and initialled or otherwise identified by each of the Seller and the Purchaser as at the date of this Agreement, with such alterations as may be agreed in writing from time to time between the Seller and the Purchaser;
“Brokerage” means any amount paid by the Seller to Global Property Partners Ltd. in connection with the transactions contemplated under this Agreement;
“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in Hong Kong or Macau;
“BVI” means the British Virgin Islands;
“Caesars Golf” means Caesars Golf Macau Limited, details of which are set out in Paragraph 2 of Schedule 1;
“Caesars Group” means Caesars Entertainment Corporation and its direct and indirect subsidiaries (excluding the Group Companies);

__________________________________________________________________________________________________

“Caesars Group Liabilities” means in aggregate, each current and non-current liability that is owed by a Group Company to a member of the Caesars Group;
“Closing” means the completion of the sale of the Shares pursuant to Clauses 4.4, 4.5 and 4.6;
“Closing Amount” means US$372,300,000 and:

(i)	if the amount of Working Capital shown in the Closing Managements Accounts is a negative number, less such amount of Working Capital; and

(ii)	if the amount of Working Capital shown in the Closing Management Accounts is a positive number, plus such amount of Working Capital;
“Closing Management Accounts” means the unaudited combined management accounts of the Group Companies dated no earlier than twenty (20) Business Days before Closing and certified as being not misleading in any material respect having regard to the purpose for which they were drawn up and as not materially misstating the assets and liabilities of the Group Companies as at the date to which they are drawn up nor the profits or losses for the period concerned, by the Chief Accounting Officer of Caesars Entertainment Corporation (as at the date of this Agreement, Diane Wilfong) or the Vice President and Assistant Controller of Caesars Entertainment Corporation (as at the date of this Agreement, Ken Kuick) , in a form and prepared on a basis consistent with the management accounts of the Group Companies as at 31 March 2013, which are to be in the Agreed Form;
“Companies” means together VLO Development Corporation and VFC Development Corporation, details of which are set out in Paragraph 1 of Schedule 1, and “Company” means any one of them;
“Companies’ Audited Accounts” means the accounts of each of the Companies drawn up to the Accounts Date and audited by an accounting firm agreed (acting reasonably) between the Parties, which accounting firm shall be PricewaterhouseCoopers, Deloitte Touche Tohmatsu, Ernst & Young or KPMG;
“Deeds of Waiver” means the deeds of waiver in the agreed form attached to this Agreement as Exhibit B to be delivered in accordance with Clause 5.3, if applicable;
“Deposit” means the sum of the Initial Deposit and the Further Deposit;
“Despatch” has the meaning given to it in Schedule 2;
“Disclosure Documents” means the documents listed in the appendix to the Disclosure Letter;
“Disclosure Letter” means the letter dated on the same date as this Agreement from the Seller to the Purchaser (together with all the documents and information deemed to be included therein pursuant to its terms) disclosing:

(i)	information constituting exceptions to the Seller’s Warranties; and

(ii)	details of other matters referred to in this Agreement;
“Encumbrance” means any claim, charge, mortgage, lien, pledge, restriction, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;
“Escrow Agent” means Deutsche Bank National Trust Company of 1761 E. St Andrew Place, Santa Ana, California 92705 USA or any other escrow agent as agreed by the Parties (acting reasonably);
“Escrow Agreement” means an escrow agreement between the Seller, the Purchaser and the

__________________________________________________________________________________________________

Escrow Agent;
“Escrow Amount” means US$13,140,000;
“Extension Payment” means any extension payment actually made by the Purchaser to extend the date of Closing pursuant to Clause 4.4.2;
“First Notice Period” has the meaning ascribed to it in Clause 4.3.9;
“Fundamental Warranty” means, in respect of the Seller, the Seller’s Warranties given in accordance with Clauses 5 and 6, as set out in Paragraphs 1.1.1 to 1.1.11, 4.2 and 12 of Schedule 4 and, in respect of the Purchaser, the Purchaser’s Warranties given in accordance with Clauses 5 and 6, as set out in Paragraphs 1.1, 1.2 and 2 of Schedule 5;
“Further Deposit” means US$43,800,000;
“Further Deposit Payment Condition” means the provision of the Letter of Comfort;
“Further Deposit Payment Date” means the later of: (i) one (1) Business Day from written notice from the Seller confirming receipt of the Initial Deposit; and (ii) the occurrence of the Further Deposit Payment Condition;
“Group” means the Group Companies, taken as a whole;
“Group Companies” means the Companies and the Subsidiaries and “Group Company” means any one of them;
“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;
“Initial Deposit” means US$21,900,000;
“Initial Deposit Payment Date” means two (2) Business Days from the date of this Agreement;
“Insurance Policies” mean the existing insurance policies for the benefit of the Subsidiaries at the date of this Agreement and “Insurance Policy” shall mean any of them;
“Letter of Comfort” means a letter of comfort issued by the Seller to the Purchaser in the Agreed Form;
“Long Stop Date” means 120 days from the date of this Agreement;
“Losses” means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;
“Macau” means the Macau Special Administrative Region of the PRC;
“Material Adverse Effect” means, other than as may be disclosed in this Agreement or the Disclosure Letter or contained in the Disclosure Documents, any change, event, fact, variation, circumstance or development arising after the date of this Agreement and prior to Closing that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect or material impairment on: (i) the business, assets (but not the Property), liabilities, operations, condition (financial or otherwise) or results of operations of the Group Companies, taken as a whole, provided that such effect or impairment equates to a quantifiable monetary amount of equal to or more than twenty-five per cent. (25%) of the Purchase Price, and/or (ii) title to or ownership of the Shares, the Subsidiaries’ Shares or the Property, or the ability of the Purchaser to use the Property as stipulated under the Despatch;
“MOP$” means Macau patacas, the lawful currency of Macau;
“Operational Liabilities” means the liabilities incurred in the operation of the businesses of the Group Companies owed by the Group Companies to third parties other than (i) any members of the

__________________________________________________________________________________________________

Caesars Group or (ii) any Group Companies;
“Ou Toi” means Ou Toi Investment Company Limited, details of which are set out in Paragraph 2 of Schedule 1;
“PRC” means the People’s Republic of China;
“Property” means the property set out in Schedule 2;
“Purchase Price” means the actual consideration for the sale of the Shares paid by the Purchaser as set forth in Clause 3.1, as may be adjusted in accordance with Clause 4.9;
“Purchaser’s Account” means the bank account of the Purchaser at Banco Weng Hang S.A., 241 Avenida de Almeida Ribeiro, Macau, SWIFT WIHBMOMX, account number 319669-001;
“Purchaser’s Warranties” means the warranties and representations given by the Purchaser in accordance with Clause 5.4 and Schedule 5 and “Purchaser’s Warranty” means any one of them;
“Relevant Employees” means those employees of the Group Companies who are immediately prior to the date of this Agreement employed in the Group (other than any specifically excluded by agreement with the Purchasers) and “Relevant Employee” means any one of them;
“Second Notice” has the meaning ascribed to it in Clause 4.3.10;
“Second Notice Period” has the meaning ascribed to it in Clause 4.3.9;
“Seller’s Account” means the bank account of the Seller at Bank of America, New York, SWIFT BOFAUS3N, ABA 026009593, account number 000990104564;
“Seller’s Warranties” means the warranties and representations given by the Seller in accordance with Clause 5 and Schedule 4 and “Seller’s Warranty” means any one of them;
“Shares” means all the fully paid ordinary shares comprising the entire issued share capital of each of the Companies, details of which are set out in Paragraph 1 of Schedule 1;
“Subsidiaries” means the companies listed in Paragraph 2 of Schedule 1 and “Subsidiary” means any one of them;
“Subsidiaries' Shares” means all the fully paid ordinary shares comprising the entire issued share capital of each of the Subsidiaries, details of which are set out in Paragraph 2 of Schedule 1;
“Taxation” or “Tax” means all forms of taxation (including deferred taxation) whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including social security contributions, mandatory provident fund payments and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;
“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;
“Tax Indemnity” has the meaning ascribed to it in Clause 6.4.1;
“Third Party” means any person (including any governmental authority) but excluding each of Caesars Entertainment Corporation and its direct and indirect controlled subsidiaries and controlling shareholders and stockholders;

__________________________________________________________________________________________________

“Termination Fundamental Warranties” means the Seller’s Warranties given in accordance with Clauses 5 and 6, as set out in Paragraphs 1.1.1, 1.1.2, 1.1.3, 1.1.4, 4.2.1, 4.2.2, 4.2.3, 4.2.5, 4.2.6, 4.2.9, 4.2.10 and 4.2.11 of Schedule 4;
“Unaudited Accounts Warranty Breach” has the meaning ascribed to it in Clause 4.3.7(i);
“Undisclosed Caesars Group Liabilities” means any Caesars Group Liabilities that are discovered in the Agreed Closing Management Accounts which are not reflected as a Caesars Group Liability in the Closing Management Accounts;
“US$” means United States dollars, the lawful currency of the United States of America;
“Warranties” means the Seller’s Warranties and the Purchaser’s Warranties and “Warranty” means any one of them; and
“Working Capital” means current assets less current Operational Liabilities, in each case as calculated on a basis consistent with the preparation of the Accounts.

1.2	Shares
References to “shares” include, where relevant, quotas.

1.3	Singular, plural, gender
References to one gender include all genders and references to the singular include the plural and vice versa.

1.4	References to persons and companies
References to:

1.4.1
a person include any natural person, company, partnership, proprietorship, joint venture, firm, trust, fund, union, government, statutory or public authority, or any entity or incorporated or unincorporated organization or association (whether or not having separate legal personality); and

1.4.2	a company include any company, corporation or any body corporate, wherever incorporated.

1.5	References to subsidiaries and holding companies
A company is a “subsidiary” of another company (its “holding company”) if that other company, directly or indirectly, through one or more subsidiaries:

1.5.1	holds a majority of the voting rights in it;

1.5.2	is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

1.5.3	is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

1.5.4
has the right to exercise a dominant influence over it, for example by having the power to give, or by actually giving, directions with respect to its operating and financial policies, with which its directors are obliged to comply.

1.6	References to including
The expressions “including” or “includes” mean including or includes without limitation.

1.7	References to accounts
References to “accounts” mean relevant balance sheets and profit and loss accounts.

1.8	Modification etc. of Statutes
References to a statute or statutory provision include:

__________________________________________________________________________________________________

1.8.1	that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement;

1.8.2	any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which that statute or provision has directly or indirectly replaced; and

1.8.3	any subordinate legislation made from time to time under that statute or statutory provision.

1.9	Headings
Headings shall be ignored in interpreting this Agreement.

1.10	Schedules etc.
References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to clauses of, and schedules to, this Agreement. References to Paragraphs and Parts are to paragraphs and parts of the Schedules.

1.11	Information
References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.12	Legal terms
References to any Hong Kong legal term shall, in respect of any jurisdiction other than Hong Kong, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

2	Agreement to sell the Shares

2.1.1	On and subject to the terms of this Agreement, the Seller agrees to sell, and the Purchaser agrees to purchase, the Shares.

2.1.2
The Shares shall be sold free from Encumbrances and together with all rights and advantages attaching to them as at Closing (including the right to receive all dividends or distributions declared, made or paid on or after Closing).

2.1.3	The Seller shall procure that on or prior to Closing any and all rights of pre-emption over the Shares and the Subsidiaries' Shares are waived irrevocably by the persons entitled thereto.

3	Consideration

3.1	Amount
The consideration for the purchase of the Shares under this Agreement shall, subject to Clause 4.9, be an aggregate amount of the following amounts:

3.1.1	the Deposit;

3.1.2	any Extension Payment; and

3.1.3	the Closing Amount.

3.2	Purchaser acknowledgement
The Purchaser acknowledges that the consideration for the purchase of the Shares under this Agreement has been determined on the basis that the Property is a golf course situated on a landfill site. The Purchaser acknowledges that further actions may be required to use the Property for any purpose other than a golf course as currently operated, at further costs to the Purchaser, and such costs will not be the basis for any adjustment to the consideration paid by the Purchaser under this Agreement.

__________________________________________________________________________________________________

3.3	Reduction of consideration
If any payment is made by the Seller to the Purchaser in respect of any claim for any breach of this Agreement (or any agreement entered into under this Agreement), the payment shall be made by way of a deemed adjustment of the consideration paid by the Purchaser under this Agreement and the consideration shall be deemed to have been reduced by the amount of such payment provided that nothing herein contained shall in any way prejudice the obligation of the Purchaser to pay the consideration in accordance with Clause 3.1.

4	Signing, Closing and post-Closing

4.1	Signing obligations
On the date of this Agreement:

4.1.3	the Seller shall deliver or make available to the Purchaser or as the Purchaser may reasonably direct evidence that the Seller is authorised to execute and perform this Agreement; and

4.1.4	the Purchaser shall deliver or make available to the Seller or as the Seller may reasonably direct evidence that the Purchaser is authorised to execute and perform this Agreement.

4.2	Payment of Deposit

4.2.5
On or before the Initial Deposit Payment Date, the Purchaser shall pay the Initial Deposit to the Seller to the Seller’s Account by way of telegraphic transfer or other electronic means for same day value.

4.2.6
On or before the Further Deposit Payment Date, the Purchaser shall pay the Further Deposit to the Seller to the Seller’s Account by way of telegraphic transfer or other electronic means for same day value.

4.3	Pre-Closing obligations

4.3.1
The Seller shall procure that between the date of this Agreement and Closing, except as may be required to comply with any applicable law and/or to give effect to or comply with this Agreement, no Group Company will do or agree (conditionally or unconditionally) to do any of the following without the prior written consent of the Purchaser (acting reasonably):

(i)
enter into any material contract or other material arrangement if such proposed contract or other arrangement is not: (a) on arm's length terms or otherwise contains unusual and onerous terms, or is not in the ordinary and usual course of the business of the Group Company concerned; and (b) is for a value equal to or more than US$50,000 for such individual contract or arrangement;

(ii)	materially breach any of the terms of any material contract or material arrangements to which the Group Companies are a party and fail to cure such breach prior to Closing;

(iii)	terminate any senior employee or service or management contracts relating to the Property or the business of the Group Companies, other than in the ordinary or usual course of business;

(iv)	grant or agree to grant any new memberships to Caesars Golf for a term of more than two (2) years and in any event not more than 25 memberships in aggregate;

(v)	make any material change in the nature or scope of its business;

(vi)	acquire or form any subsidiary or acquire any shares in any company or acquire the whole or any substantial part of the undertaking, assets or business of any

__________________________________________________________________________________________________

other person or enter into any joint venture or partnership with any other person;

(vii)	merge or amalgamate or agree to merge or amalgamate its business with any other company;

(viii)	enter into any scheme of arrangement with creditors;

(ix)	make any loans to any person in excess of US$25,000, other than in the ordinary or usual course of business, but in any event not in excess of US$100,000 in aggregate;

(x)	obtain from any person further borrowings in excess of US$25,000, other than in the ordinary or usual course of business, but in any event not in excess of US$100,000 in aggregate;

(xi)
incur any individual debts or liabilities, other than individual debts or liabilities of value less than US$500,000 and incurred in the ordinary or usual course of business of the Group Companies, but in any event not in excess of US$3,000,000 in aggregate;

(xii)	enter into any guarantee, indemnity or surety in excess of US$100,000;

(xiii)
acquire or dispose of, or create any Encumbrance over or enter into an agreement to do the same in relation to the Property (or any part thereof), the Shares or the Subsidiaries' Shares, other than pursuant to a refinancing of debt of the Seller or its holding company which is consistent with and on substantially the same terms as the existing fixed and floating lien over the Shares and assets of the Group arising from the existing debt facilities of the Seller and which would not affect the ability of the Seller to sell the Shares and the Subsidiaries’ Shares free from Encumbrances at Closing in accordance with Clause 2.1.2, provided that the Seller shall notify the Purchaser of any such refinancing by the Seller or its holding company (as the case may be);

(xiv)	alter the provisions of its memorandum or articles of association (or equivalent constitutional documents);

(xv)	initiate any material litigation or arbitration proceedings relating to the Property, the Shares or the Subsidiaries' Shares;

(xvi)
compromise, settle, release, discharge or compound litigation or arbitration proceedings or a liability, claim, action, demand or dispute, or waive a right in relation to litigation or arbitration proceedings, except in the ordinary or usual course of its business;

(xvii)	cancel or fail to renew by the due date the Insurance Policies or do or omit to do anything within the Seller's control to render the Insurance Policies all or in part void or voidable;

(xviii)	make any changes to the Insurance Policies or intentionally do anything to cause a breach of any Insurance Policy;

(xix)
increase or agree to increase the remuneration (including salary, bonuses, commissions, profits in kind and pension contributions) of any of its directors or Relevant Employees by an amount in excess of 40% of current salary per annum; or vary the terms of employment of or dismiss any Relevant Employee or engage any new employee, in each case other than in the ordinary or usual course of business; or agree to provide any gratuitous payment or benefit to any person in excess of US$50,000 per annum; and in any event not in excess of US$200,000 in

__________________________________________________________________________________________________

aggregate for all of the above;

(xx)
other than in the ordinary or usual course of business, acquire or agree to acquire or dispose of or agree to dispose of any asset or enter into or amend any contract or arrangement, in each case, involving consideration, expenditure or liabilities in excess of US$100,000;

(xxi)
make any change to its accounting practices or policies, other than in connection with the satisfaction of the Seller’s obligation in Clause 4.5.2, in which case the Seller shall notify the Purchaser in writing;

(xxii)
reduce or increase its authorized or issued share capital, other than in connection with the satisfaction of the Seller’s obligation in Clause 4.5.2, in which case the Seller shall notify the Purchaser in writing;

(xxiii)
declare or issue any dividends or make any gifts or similar payments or distributions to any person, except in the ordinary or usual course of business, and other than dividends or distributions to such Group Company’s shareholders or ultimate beneficial holders;

(xxiv)
with respect to each Group Company’s share capital, create, allot or issue any shares, loan capital, securities convertible into shares or any option or right to subscribe in respect of any shares, loan capital or securities convertible into shares, other than in connection with the satisfaction of the Seller’s obligation in Clause 4.5.2, in which case the Seller shall notify the Purchaser in writing;

(xxv)	wilfully and materially change in an adverse manner the condition of the main buildings on the Property (causality, fair wear and tear excepted); or

(xxvi)	apply for any change of the use of the Property to a use other than that permitted under the Despatch and the land concession contract annexed to it.

4.3.2
Notwithstanding Clause 4.3.1, the Purchaser acknowledges that the Seller and/or any of the Group Companies may, between the date of this Agreement and Closing, take such actions as are necessary or desirable to obtain the required permits and approvals for the existing development at the Property as at the date of this Agreement and/or convert the title of the Property from provisional title to definitive title, provided that (i) the Seller shall consult with the Purchaser in respect of all such actions, and (ii) the Seller does not reasonably expect such actions to be detrimental to the continued use of the Property as a golf course. In the event that such actions are taken, they shall be deemed to not breach the Seller’s obligation in Clause 4.3.1(xxvi).

4.3.3	The Seller shall procure that, between the date of this Agreement and Closing:

(i)	all Insurance Policies are maintained in all material respects on the same terms and with similar levels of cover prevailing at the date of this Agreement;

(ii)	each Group Company shall duly make any insurance claims in accordance with the terms of the applicable Insurance Policies;

(iii)
no Group Company shall, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld), settle any insurance claim made by or on behalf of such Group Company materially below the amount claimed; and

(iv)
any proceeds of liability insurance paid under any Insurance Policy are applied towards settling all claims against the Group Companies arising from the circumstances entitling the Group Companies to such proceeds and any proceeds of insurance against damage, loss or destruction of the Property are applied

__________________________________________________________________________________________________

towards repairing, reinstating or replacing the damaged, lost or destroyed Property.

4.3.4	The Seller shall, between the date of this Agreement and Closing:

(i)
promptly notify in writing to the Purchaser any event or circumstance which, to the best of the Seller’s knowledge, information and belief, would be a breach of Clauses 4.3.1 or 4.3.3 or a breach of the Termination Fundamental Warranties;

(ii)
promptly notify in writing to the Purchaser any event or circumstance which, to the best of the Seller’s knowledge, information and belief, would constitute a material breach of any of the Seller’s Warranties at Closing and for the avoidance of doubt, such notification shall not constitute a disclosure in relation to any Warranty or qualify as disclosed under Clause 5.2;

(iii)	use its best endeavours to remedy any breaches of Clauses 4.3.1 and/or 4.3.3 and/or any breaches of the Termination Fundamental Warranties; and

(iv)	cooperate with the Purchaser in relation to the sale of the Shares and the Property in accordance with this Agreement and accommodate any reasonable requests for assistance by the Purchaser.

4.3.5
After receipt of the Initial Deposit, subject to Clause 4.3.6, the Seller shall, and shall procure that its directors and officers and each of Caesars Entertainment Corporation and its direct and indirect controlled subsidiaries and controlling shareholders and stockholders and their respective directors and officers shall, between the date of this Agreement and the earlier of (a) the date of Closing and (b) the date of termination of this Agreement:

(i)
not enter into or be involved in any discussions or negotiations with any potential buyer or its representative in connection with the sale of the Shares or the Property as contemplated under this Agreement (other than the Purchaser and its representatives);

(ii)
suspend all discussions or other contact with third persons (other than the Purchaser) relating to the sale of the Shares or the Property as contemplated under this Agreement and not make available any further confidential information relating to sale of the Shares or the Property to such third persons;

(iii)
not solicit or initiate any approach, proposal or offer, enter into discussions or negotiations, or enter into any agreement or arrangement, from or with any person (other than the Purchaser) for the purpose of securing an offer for the whole or any material part of the business and assets of the Group Companies, including the Property, or create any Encumbrance over the Shares, the Property or any of the Group Companies themselves, in each case, if such prohibited action would likely result in a transaction taking place which is similar to, or would likely preclude or materially restrict or delay, Closing.

4.3.6
Clause 4.3.5 shall not apply to any action or omission which, in the opinion of the directors of the Seller or their legal counsel, is required by virtue of their fiduciary duties, applicable law, any regulatory body or the rules and regulations of any recognized stock exchange on which the shares of Seller or any holding company of Seller are listed or quoted.

4.3.7
The Seller and the Purchaser shall each use all reasonable endeavours to procure that, between the date of this Agreement and Closing, the Escrow Agreement is executed, on terms mutually agreeable to each of the Seller and the Purchaser, acting reasonably, including:

__________________________________________________________________________________________________

(i)
that the Escrow Amount is paid on Closing by the Purchaser to the Escrow Agent to be held by the Escrow Agent as security against any claims brought by the Purchaser under the terms of this Agreement for any breach of the Seller’s Warranties at Paragraphs 2.1.1 and 2.1.2 of Schedule 4 in so far as those Seller’s Warranties relate to the liabilities shown in the unaudited 31 December 2012 Accounts in respect of the Companies (“Unaudited Accounts Warranty Breach”), the purpose being to provide an escrowed amount as security for a limited period of time to allow the Purchaser to complete the Companies’ Audited Accounts following Closing and identify whether any breach of such Seller’s Warranties as relates to the liabilities shown in the unaudited 31 December 2012 Accounts of the Companies versus the liabilities shown in the Companies’ Audited Accounts has occurred, and to commence a claim if the Purchaser (acting reasonably) believes that there has been such a breach; and

(ii)
that the Escrow Amount shall be released to the Seller on the earlier of (a) thirty (30) days after the Companies’ Audited Accounts are completed, or (b) 210 days after the date of Closing, in each case provided always that any portion of the Escrow Amount which is the subject of a claim for any Unaudited Accounts Warranty Breach at such time shall not be released to the Seller until such claim is determined or lapses in accordance with the terms of this Agreement, and to the extent such claim is determined in favour of the Purchaser in accordance with the terms of this Agremeent, such portion of the Escrow Amount as is necessary to satisfy such claim shall be duly released to the Purchaser, and the balance (if any) shall be duly released to the Seller.

4.3.8
On or before the date that is five (5) Business Days before Closing, the Seller shall deliver to the Purchaser, or as the Purchaser may direct in writing acting reasonably, the Closing Management Accounts.

4.3.9
Upon written request from the Purchaser given to the Seller within fifteen (15) to five (5) Business Days (in each case inclusive) before the commencement of any of the following periods, the Seller shall, (x) during the period nineteen (19) to sixteen (16) Business Days (in each case inclusive) before the date of Closing (as extended if applicable by Clause 4.4) ("First Notice Period") and (y) during the period four (4) Business Days before the date of Closing (as extended if applicable by Clause 4.4) until one (1) Business Day before the date of Closing (in each case inclusive) (as extended if applicable by Clause 4.4) ("Second Notice Period"), provide the Purchaser with a written notice either:

(i)	confirming that so far as the Seller is aware, none of the following circumstances apply at the time the notice is given:

(a)	there is an anticipated or actual breach of compliance or failure by the Seller to comply with Clause 4.3.1(xxvi);

(b)	there is an anticipated or actual breach of compliance or failure by the Seller to comply with Clause 4.3.8;

(c)	there is an anticipated or actual breach of compliance or failure by the Seller to comply with Paragraphs 1.1 and 1.2 of Schedule 3;

(d)	there is an anticipated or actual breach of any of the Termination Fundamental Warranties where such breach would result in a Material Adverse Effect; or

(e)	there is an anticipated or actual occurance of any of the circumstances listed in Clause 4.7.6(a) to (c); or

__________________________________________________________________________________________________

(ii)
where so far as the Seller is aware one or more of the circumstances in Clauses 4.3.9(i)(a) to 4.3.9(i)(e) do apply, then giving full details in the notice of all actual or anticipated breaches or failures.

4.3.10
In the event that the Seller provides a notice to the Purchaser during the Second Notice Period in accordance with Clause 4.3.9 ("Second Notice") and between the time of the Second Notice and Closing the Seller becomes aware, acting reasonably, of the occurrence of any of the circumstances in Clauses 4.3.9(i)(a) to 4.3.9(i)(e), the Seller shall notify the Purchaser in writing as soon as it is aware of such occurance.

4.4	Date and place of Closing

4.4.1
Subject to Clause 4.4.2, Closing shall take place at 11.00 a.m. at the office of Jorge Neto Valente Advogados, 555 Avenida da Amizade, Macau Landmark Building, 15/F ICBC Tower, Macau on the date that is ninety (90) days from the date of this Agreement, or at such other place and time as may be agreed by the Seller and the Purchaser in writing. For the avoidance of doubt, the Purchaser may request an earlier date of Closing and the Seller shall promptly consider such request in good faith.

4.4.2	The Purchaser may on no more than one (1) occasion unilaterally extend the date of Closing by thirty (30) days from the date of Closing referred to in Clause 4.4.1 by:

(v)	giving written notice to the Seller of its intention to do so no later than fifteen (15) Business Days before the date on which Closing was to occur; and

(vi)
paying the Seller US$8,000,000 to the Seller’s Account by way of telegraphic transfer or other electronic means for same day value which shall be payable no later than the first Business Day of the extended month.

4.4.3
The Purchaser shall not be entitled to extend the date of Closing in accordance with Clause 4.4.2 more than once and in any event, Closing shall take place no later than the Long Stop Date. If any date for Closing as provided for under Clauses 4.4.1 or 4.4.2 falls on a day that is not a Business Day, Closing will be deferred to the next Business Day.

4.4.4	Any Extension Payment shall be deemed to increase the Purchase Price by the amount of such payment and shall be treated accordingly.

4.5	Closing obligations

4.5.1
On Closing the Seller shall comply with its obligations specified in paragraphs 1.1 to 1.2 of Schedule 3 and shall comply in all material respects with its obligations specified in paragraphs 1.3 to 1.21 of Schedule 3.

4.5.2	On or before Closing the Seller shall procure the full and final satisfaction of all the Caesars Group Liabilities.

4.5.3	Notwithstanding Clause 4.5.2, if any Caesars Group Liabilities will be outstanding at Closing, on or before Closing the Seller shall:

(i)	assign any such outstanding Caesars Group Liabilities of the Subsidiaries to the Companies; and

(ii)	procure entry by the relevant Caesars Group company of the relevant Deed of Waiver.

4.6	Payment on Closing
On Closing the Purchaser shall pay:

4.6.1	if the Escrow Agreement has been signed, the Escrow Amount to the Escrow Agent in accordance with the Escrow Agreement, and the remainder of the Closing Amount to the

__________________________________________________________________________________________________

Seller by paying to the Seller’s Account by way of telegraphic transfer or other electronic means for same day value; or

4.6.2	if the Escrow Agreement has not been signed, the Closing Amount to the Seller by paying to the Seller’s Account by way of telegraphic transfer or other electronic means for same day value.

4.7	Termination on or before Closing

4.7.1
The sole right of the Parties to terminate this Agreement (save in each case for Clauses 1, 8 and 9.2 to 9.14, which shall survive termination), and the consequences related thereto, are set out in this Clause 4.7. Each Party's further rights and obligations cease immediately on termination, but termination does not affect a Party's accrued rights and obligations at the date of termination.

4.7.2
Provided that this Agreement has not already been terminated in accordance with this Clause 4.7, if the Purchaser has not paid both the Initial Deposit and the Further Deposit in accordance with Clauses 4.2.1 and 4.2.2, the Seller shall be entitled by notice in writing to terminate this Agreement without liability on its part and forfeit absolutely and retain for its own account any part of the Deposit that has been paid to it by the Purchaser.

4.7.3
Provided that this Agreement has not already been terminated in accordance with this Clause 4.7, if at any time the Compliance Committee of Caesars Entertainment Corporation determines, in its reasonable discretion, that its association with the Purchaser, including any of its shareholders, officers, directors or any other person associated with the Purchaser (including the Capital Provider, as defined in Clause 7.1.1), may violate any applicable statutes or regulations regarding prohibited relationships, or that a continued relationship with the Purchaser, including any shareholders, officers, directors or affiliates of the Purchaser (including the Capital Provider) would reasonably be anticipated to result in the loss of, inability to reinstate, or failure to obtain any registration, application or license or any other rights or entitlements held by the Seller or any of its affiliates under any applicable laws relating to gaming or gaming activities, the Seller must provide the Purchaser with written notice of such determination and its basis and a reasonable time period in which to cure or rectify the circumstances leading to such determination, if they are able to be cured or rectified. If the circumstances are not cured or rectified or if by their nature they are not able to be cured or rectified within the time period, the Seller may immediately terminate this Agreement by giving written notice to the Purchaser, and the Seller shall have no further liability to the Purchaser whatsoever, provided that the Seller shall, within ten (10) Business Days of such termination, refund to the Purchaser the Deposit and any Extension Payment.

4.7.4
Provided that this Agreement has not already been terminated in accordance with this Clause 4.7, if at any time a gaming regulatory authority renders a determination disapproving the terms of this Agreement or that the Purchaser or any of its shareholders, officers, directors, or any other person associated with the Purchaser (including the Capital Provider) is unsuitable, the Seller may immediately terminate this Agreement by giving written notice to the Purchaser, and the Seller shall have no further liability to the Purchaser whatsoever, provided that the Seller shall, within ten (10) Business Days of such termination, refund to the Purchaser the Deposit and any Extension Payment.

4.7.5	Provided that this Agreement has not already been terminated in accordance with this Clause 4.7, if:

(a)	the Seller fails to comply with Clause 4.3.1(xxvi) (other than as provided for in Clause 4.3.2);

__________________________________________________________________________________________________

(b)	the Seller fails to comply with Clause 4.3.8;

(c)	the Seller fails to comply with Paragraphs 1.1 and 1.2 of Schedule 3; or

(d)	there is a breach of any of the Termination Fundamental Warranties where such breach would result in a Material Adverse Effect, then:

(i)
the Purchaser may by notice in writing to the Seller set a new date for Closing (being not more than twenty (20) Business Days after the agreed date for Closing) to enable the Seller to remedy any breaches of the Seller’s obligations set out in Clauses 4.7.5(a), (b), (c) or (d) (as applicable), in which case the provisions of Clauses 4.5 and 4.6 shall apply to Closing as so deferred, but provided such deferral may only occur once. For the avoidance of doubt, the Purchaser's election to set a new date for Closing shall not constitute any waiver of its rights or acceptance of any breach nor release the Seller from fulfilling its obligations under this Agreement; and/or

(ii)	the Purchaser shall be entitled by notice in writing to the Seller to terminate this Agreement (whether or not the Purchaser elects to set a new date for Closing), in which case:

(A)
where the failure or breach by the Seller is a failure or breach that is due to an action, omission or circumstance that is within the Seller’s direct control (and is not described in clause 4.7.5(ii)(B)(y) below), the Seller shall, within ten (10) Business Days of such termination:

(I)    (in the case of an event described in Clauses 4.7.5(a), (b) or (c)), pay (or refund as applicable) to the Purchaser’s Account an amount equal to the aggregate of:
(1)    the Deposit;
(2)    US$43,800,000; and
(3)    any Extension Payment; or
(II)    (in the case of an event described in Clause 4.7.5(d)), pay (or refund as applicable) to the Purchaser’s Account an amount equal to the aggregate of:
(1)    the Deposit;
(2)    US$21,900,000; and
(3)    any Extension Payment if the proviso at the end of this Clause 4.7.5 applies;
OR

(B)
where the failure or breach by the Seller is a failure or breach that: (x) is due to an action, omission or circumstance that is outside the Seller’s direct control; or (y) is a direct or indirect consequence of an action or omission by a Third Party (regardless of what prompted such action or omission), then the Seller shall, within ten (10) Business Days of such termination, pay (or refund as applicable) to the Purchaser’s Account an amount equal to the aggregate of:

__________________________________________________________________________________________________

(1)    the Deposit;
(2)    an amount equal to the reasonable legal and financing costs and expenses actually incurred by the Purchaser in connection with the transactions contemplated under this Agreement, invoices of which are to be provided to the Seller (subject to a maximum cap of US$1,000,000); and
(3)    any Extension Payment if the proviso at the end of this Clause 4.7.5 applies, provided that the Seller shall only be required to refund to the Purchaser any Extension Payment pursuant: to (a) Clause 4.7.5(ii)(A)(II) if an event described in Clause 4.7.5(d) occurred; and (b) Clause 4.7.5(ii)(B) if an event described in Clause 4.7.5(a) to (d) occurred prior to the date of Closing, unless any such event has been notified by the Seller to the Purchaser pursuant to Clause 4.3.9 before any Extension Payment is made, in which case such Extension Payment will not be refunded to the Purchaser.
All payments (and refunds as applicable) under Clauses 4.7.5(ii)(A) and 4.7.5(ii)(B) shall be treated as a payment of damages in full and final satisfaction of any and all liabilities owed by the Parties to each other arising out of or in connection with this Agreement.

4.7.6
Provided that this Agreement has not already been terminated in accordance with this Clause 4.7, if due to any breaches of any applicable anti-corruption laws (a) Ou Toi no longer has the lease rights to the Property; (b) the Group Companies receive any written decision from any competent government authority to pursue steps to be taken by any competent government authority to avoid, suspend, cancel or terminate the land concession contract annexed to the Despatch; or (c) the government exercises its power of re-entry and takes possession of the Property or resumption of the Property occurs, then:

(i)
the Purchaser may by notice in writing to the Seller set a new date for Closing (being not more than twenty (20) Business Days after the agreed date for Closing) to enable the Seller to remedy such breach, in which case the provisions of Clauses 4.5 and 4.6 shall apply to Closing as so deferred, but provided such deferral may only occur once. For the avoidance of doubt, the Purchaser's election to set a new date for Closing shall not constitute any waiver of its rights or acceptance of any breach nor release the Seller from fulfilling its obligations under this Agreement; and/or

__________________________________________________________________________________________________

(ii)
the Purchaser shall be entitled by notice in writing to the Seller to terminate this Agreement (whether or not the Purchaser elects to set a new date for Closing), in which case, the Seller shall, within ten (10) Business Days of such termination, refund to the Purchaser’s Account the Deposit (but not any Extension Payment). Such payment shall be treated as a payment of damages in full and final satisfaction of any and all liabilities owed by the Seller to the Purchaser arising out of or in connection with this Agreement.

4.7.7	Provided that this Agreement has not already been terminated in accordance with this Clause 4.7, if the Purchaser fails to comply with Clause 4.6:

(i)
the Seller may by notice in writing to the Purchaser set a new date for Closing (being not more than twenty (20) Business Days after the agreed date for Closing), in which case the provisions of Clauses 4.5 and 4.6 shall apply to Closing as so deferred, but provided such deferral may only occur once. For the avoidance of doubt, the Seller’s election to set a new date for Closing shall not constitute any waiver of its rights or acceptance of any breach nor release the Purchaser from fulfilling its obligations under this Agreement; and/or

(ii)
the Seller shall be entitled by notice in writing to the Purchaser to terminate this Agreement, in which case the Seller shall be entitled to forfeit absolutely and retain for its own account out of the Deposit an amount equal to the aggregate of US$43,800,000 plus any Extension Payment. Such forfeiture shall be treated as a payment of damages in full and final satisfaction of any and all liabilities owed by the Purchaser to the Seller arising out of or in connection with this Agreement. The Seller shall, within ten (10) Business Days of such termination, refund to the Purchaser the remainder of the Deposit. Such payment shall be treated as a payment of damages in full and final satisfaction of any and all liabilities owed by the Seller to the Purchaser arising out of or in connection with this Agreement.

4.8	Post-Closing obligations

4.8.1	The Purchaser agrees that within sixty (60) Business Days of Closing, the Purchaser and its subsidiaries (including the Group Companies):

(i)
shall cease and discontinue all uses of the “Caesars” name and marks, either alone or in combination with other words, and all names and marks similar to any of the foregoing or embodying any of the foregoing, either alone or in combination with other words; and

(ii)
shall not expressly, or by implication, do business as, or represent themselves as, any member of the Caesars group, and shall use all reasonable efforts to ensure that there is no confusion as to the fact that the Property is no longer affiliated with the Caesars group.

4.8.2
The Seller agrees that for the period ending on the earlier of the Purchaser and its subsidiaries ceasing and discontinuing all uses of the “Caesars” names and marks and sixty (60) Business Days after the date of Closing, it shall indemnify the Purchaser and its subsidiaries from and against any liability arising as a result of the use of the “Caesars” names and marks by the Purchaser or its subsidiaries during that period.

4.8.3	The Seller agrees to cooperate with the Purchaser after Closing and to undertake such actions within its power as is reasonably practicable to:

__________________________________________________________________________________________________

(i)	fulfil, to the extent not carried out, the Seller's obligations under Clauses 4.3.4(iii) and 4.5;

(ii)	have the Companies’ Audited Accounts prepared; and

(iii)	clear any Undisclosed Caesars Group Liabilities.

4.9	Post-Closing payments

4.9.1
The Purchaser may perform an audit of the Closing Management Accounts at its own cost after Closing and notify the Seller if there is any objection to the Closing Management Accounts (and the calculation of Working Capital derived therefrom) within 180 days after Closing. The accounting firm conducting such audit shall be agreed between the Parties (acting reasonably), and shall be PricewaterhouseCoopers, Deloitte Touche Tohmatsu, Ernst & Young or KPMG. If no such notice is given by the Purchaser, the Closing Management Accounts shall be deemed to be conclusive and binding on the Parties for the purposes of this Agreement. If the Purchaser does deliver a notice of objection to the Seller, the Parties shall use their best commercial endeavours to promptly resolve any objections raised and confirm in writing between them the agreed closing management accounts within fifteen (15) Business Days after the Seller's receipt of the Purchaser's notice of objection. If the Parties are unable to agree the closing management accounts within fifteen (15) Business Days after the receipt by the Seller of the notice of objection from the Purchaser, the Parties shall as soon as reasonably practicable jointly appoint an international professional accounting firm other than the accounting firm who conducted the initial audit on behalf of the Purchaser but provided that such international professional accounting firm shall still be PricewaterhouseCoopers, Deloitte Touche Tohmatsu, Ernst & Young or KPMG, to make a determination in relation to the items in dispute and determine the closing management accounts within twenty (20) Business Days after its appointment and such costs shall be borne equally between the Parties. Any closing management accounts agreed in accordance with this Clause 4.9.1 or determined by the international professional accounting firm shall be conclusive and binding on the Parties (barring manifest error) and become the agreed closing management accounts (the "Agreed Closing Management Accounts").

4.9.2
The Working Capital shall be derived from the Closing Management Accounts where no objection to the Closing Management Accounts is made by the Purchaser within 180 days after Closing as provided under Clause 4.9.1, or if such objection is made, it shall be derived from the Agreed Closing Management Accounts.

4.9.3
If the Working Capital is a negative number, then the Seller shall credit by telegraphic transfer or other electronic means for same day value to the Purchaser's Account an amount equal to the deficit of the Working Capital below zero as a reduction in the Purchase Price, provided that such deficit is equal to or more than US$100,000.

4.9.4
If the Working Capital is a positive number then the Purchaser shall credit by telegraphic transfer or such other means for same day value to the Seller’s Account an amount equal to the excess of the Working Capital over zero as an increase in the Purchase Price, provided that such excess is equal to or more than US$100,000.

4.9.5	Any payment made under Clause 4.9.3 or Clause 4.9.4 shall be made:

(i)	if no objection to the Closing Management Accounts is made by the Purchaser within 180 days after Closing as provided under Clause 4.9.1, on the next Business Day thereafter; or

(ii)	if an objection to the Closing Management Accounts is made under Clause 4.9.1, on or before the fifth (5) Business Day after the date on which the Agreed Closing

__________________________________________________________________________________________________

Management Accounts are determined as provided under Clause 4.9.1.

5	Warranties, Covenants and Indemnities

5.1	The Seller’s Warranties, Covenants and Indemnities

5.1.1	Subject to Clause 5.2, the Seller warrants and represents to the Purchaser that the statements set out in Schedule 4:

(iii)	are true and accurate in all respects and not misleading in any respect as of the date of this Agreement; and

(iv)
would be true and accurate in all respects and not misleading in any respect at Closing as if they had been repeated at Closing, and for this purpose, where there is an express or implied reference in a Warranty to the “date of this Agreement”, that reference is to be construed as a reference to the date of Closing unless the context otherwise requires.

5.1.2	Each of the Seller’s Warranties and the Tax Indemnity shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 4 or by anything in this Agreement.

5.1.3
Any reference in this Agreement to, and any Seller’s Warranty qualified by, the expression “to the best of the Seller’s knowledge, information and belief” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of Timothy Donovan (General Counsel), Steven Tight (President of International Development), Scott Wiegand (Chief Counsel, Enterprise Development), Wang Yingdong (Chief Counsel, Asia Operations and Development), Ken Kuick (Vice President and Assistant Controller), Li Wei (Head of Golf Course Operations) and Prina Lo (Head of Golf Course Finance) of such matters, after making due and reasonable enquiries.

5.1.4	The rights and remedies of the Purchaser in respect of any breach of any of the Seller’s Warranties, together with any limitations set out in this Agreement in respect of them, will survive Closing.

5.1.5
If there is any breach of any of the Seller's Warranties (other than any breach of the Seller’s Fundamental Warranties or an Unaudited Accounts Warranty Breach), or any breach or non-fulfilment of Clauses 4.3 or 4.5 (except for a breach of Clause 4.5.2, in which case Clause 5.1.6 shall apply), resulting in the Group Companies having incurred or incurring any liability to any third party or an increase in a liability to any third party which it would not have incurred had the relevant circumstances been as so warranted or the obligations fulfilled, then, subject to Clause 6, the Seller agrees to pay to the Purchaser on demand (at the option of the Purchaser) an amount equal to the liability or increased liability incurred by the Group Companies as a result of such a breach or non-fulfilment of any of the Seller's Warranties or such Clauses without prejudice to the usual remedies available for breach of warranties.

5.1.6
If there is any breach or non-fulfilment of Clauses 2, 4.5.2, 4.8.3(iii) or 5.3.2, or any breach of the Seller’s Fundamental Warranties, or any liabilities arising from (i) the Undisclosed Caesars Group Liabilities, (ii) Deeds of Waiver, (iii) an Unaudited Accounts Warranty Breach and/or (iv) the sale of the Shares affected by any Encumbrance related to the debt facilities of the Seller, which results in the Group Companies having incurred or incurring any liability to any third party or an increase in a liability to any third party which it would not have incurred had the relevant circumstances been as so warranted or the obligations fulfilled, then, subject to Clause 6 (except that for the purposes of this Clause, Clause 6.2 shall not apply), the Seller agrees to pay to the Purchaser on demand (at the option of the Purchaser) an amount equal to the liability or increased liability incurred by the Group

__________________________________________________________________________________________________

Companies as a result of such a breach or non-fulfilment without prejudice to the usual remedies available for breach of warranties.

5.2	Seller’s disclosures
The Seller’s Warranties are subject to the matters which are fully and fairly disclosed in this Agreement or the Disclosure Letter. For the purposes of this Agreement, "fully and fairly disclosed" shall mean disclosure with sufficient detail to identify the nature and scope of the matter disclosed, and shall be considered in the context of the transactions contemplated by this Agreement.

5.3	The Seller’s waiver of rights against the Group
The Seller undertakes to the Purchaser and to the Group Companies to waive any rights, remedies or claims which it may have, and to procure the waiver of any rights, remedies or claims which any other member of the Caesars Group may have, against any of the Group Companies, including by the delivery of Deeds of Waiver on the date of Closing (if applicable), in respect of:

5.3.1
any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any of the Group Companies in connection with assisting the Seller in the giving of any Seller’s Warranty or the preparation of the Disclosure Letter; and

5.3.2
any Caesars Group Liabilities that remain after Closing, other than where and solely to the extent that (i) such liabilities have been or are adjusted for in accordance with the post-Closing adjustment provisions set out in Clause 4.9, or (ii) the Purchaser retains any part of the Escrow Amount corresponding to the amount of such liabilities in accordance with the Escrow Agreement.

5.4	The Purchaser’s Warranties

5.4.1
The Purchaser warrants and represents to the Seller that the statements set out in Schedule 5 are true and accurate in all material respects and not misleading in any material respect as of the date of this Agreement and will be true and accurate in all respects and not misleading in any respect at Closing as if they had been repeated at Closing.

5.4.2	Each of the Purchaser’s Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 5 or by anything in this Agreement.

5.4.3	The rights and remedies of the Seller in respect of any breach of any Purchaser’s Warranties, together with any limitations set out in this Agreement in respect of them, will survive Closing.

6	Limitation of liability

6.1	Time limitation for claims

6.1.1
Neither the Seller nor the Purchaser shall be liable in respect of any claim under this Agreement unless a written notice of the claim is given to it by the other party specifying the matters set out in Clause 6.1.2 before 30 April 2014 and legal proceedings in respect of such claim (if it has not been previously satisfied, settled or withdrawn) is commenced on or before 31 December 2014 provided that such time limitations for claims do not apply to any claims in relation to the Fundamental Warranties or Tax. Written notice of any claims for breach of a Fundamental Warranty must be given to the other party specifying the matters set out in Clause 6.1.2 before the date that is two (2) years from the date of Closing and legal proceedings in respect of such claim (if it has not been previously satisfied, settled or withdrawn) must be commenced on or before the date that is two (2) years and six (6) months from the date of Closing. Written notice of any claims relating to Tax, including under the Tax Indemnity, must be given to the other party specifying the matters set out in Clause 6.1.2 by the earlier of (i) the expiry of the applicable statutory period of limitation in respect of claims relating to Tax and (ii) the date that is five (5) years from the date of Closing, and legal proceedings in respect of each such claim (if it has not been previously satisfied, settled or

__________________________________________________________________________________________________

withdrawn) must be commenced on or before the earlier of (a) the date that is six (6) months after the expiry of the applicable statutory period of limitation in respect of claims relating to Tax and (b) the date that is five (5) years and six (6) months from the date of Closing.

6.1.2
Notices of claims for breach of any Warranty shall be given by the Purchaser to the Seller or by the Seller to the Purchaser (as the case may be) within the time limits specified in this Clause 6.1, specifying in reasonable detail the legal and factual basis of the claim and the evidence on which the Purchaser or the Seller (as the case may be) relies and, if practicable, an estimate of the amount of Losses which are, or are to be, the subject of the claim.

6.2	Minimum claims

6.2.1	Subject to Clause 6.2.7, the Seller shall not be liable in respect of any claim under this Agreement (except in relation to the Tax Indemnity and Clauses 4.9 and 5.1.6) unless and until:

(iv)	the amount of any individual substantiated claim exceeds US$75,000; and

(v)	the aggregate amount of all such substantiated claims exceeds US$1,000,000, where “substantiated” means a claim for which the Seller is finally liable as agreed or determined in a court or arbitration tribunal of competent jurisdiction.

6.2.2
Subject to Clause 6.2.7, where the liability agreed or determined in respect of any such individual substantiated claim referred to in Clause 6.2.1(i) exceeds US$75,000, subject as provided elsewhere in this Clause 6, the Seller shall be liable for the full amount of the individual substantiated claim as agreed or determined (and not just the excess).

6.2.3
Subject to Clause 6.2.7, where the liability agreed or determined in respect of all substantiated claims or series of claims referred to in Clause 6.2.1(ii) exceeds US$1,000,000, subject as provided elsewhere in this Clause 6, the Seller shall be liable for the full amount of the substantiated claim or series of claims as agreed or determined (and not just the excess).

6.2.4	Subject to Clause 6.2.7, the Purchaser shall not be liable in respect of any claim under this Agreement unless and until:

(v)	the amount of any individual substantiated claim exceeds US$75,000; and

(vi)	the aggregate amount of all such substantiated claims exceeds US$1,000,000, where “substantiated” means a claim for which the Purchaser is finally liable as agreed or determined in a court or arbitration tribunal of competent jurisdiction.

6.2.5
Subject to Clause 6.2.7, where the liability agreed or determined in respect of any such individual substantiated claim referred to in Clause 6.2.4(i) exceeds US$75,000, subject as provided elsewhere in this Clause 6, the Purchaser shall be liable for the full amount of the individual substantiated claim as agreed or determined (and not just the excess).

6.2.6
Subject to Clause 6.2.7, where the liability agreed or determined in respect of all substantiated claims or series of claims referred to in Clause 6.2.4(ii) exceeds US$1,000,000, subject as provided elsewhere in this Clause 6, the Purchaser shall be liable for the full amount of the substantiated claim or series of claims as agreed or

__________________________________________________________________________________________________

determined (and not just the excess).

6.2.7	For the purpose of this Clause 6.2, any claims arising from substantially identical facts or circumstances shall be aggregated.

6.3	Maximum liability

6.3.1
To the extent allowed by law, the aggregate liability of the Seller in respect of all claims under this Agreement (including all claims for all breaches of the Seller’s Warranties and in relation to the Tax Indemnity, but subject to Clause 6.3.2) shall not exceed a total sum equal to the Purchase Price less any Brokerage.

6.3.2
To the extent allowed by law, the aggregate liability of the Seller in respect of all breaches of the Seller’s Warranties, other than any of the Seller’s Fundamental Warranties, shall not exceed the total sum of US$30,000,000.

6.3.3
To the extent allowed by law, the aggregate liability of the Purchaser in respect of all breaches of the Purchaser’s Warranties shall not exceed the total sum of fifty per cent. (50%) of the Purchase Price.

6.4	Tax Indemnity

6.4.1
The Seller shall indemnify in full and hold harmless the Purchaser and the Group Companies from and against any of the following to which any Group Company is or becomes subject, for (or that is attributable or relates to) any and all periods ending on or before the date of Closing and, with respect to any relevant taxable period that begins on or before and ends after the date of Closing, for the portion thereof ending on the date of Closing:

(v)	any unpaid Tax;

(vi)
any liabilities resulting from underpayment, delayed payment or deferral of any Tax or any non-compliance of any applicable Tax laws, including unfiled tax returns of the Subsidiaries relating to the years 2007 to 2012;

(vii)
all stamp duties, transfer or registration Taxes in relation to all documents of title in relation to the Property and any transfer documents in relation to the Property, the Shares, the Subsidiaries' Shares or equity of the Subsidiaries other than those related to the transfer of Shares under this Agreement;

(viii)	any liabilities incurred for breach of any applicable anti-avoidance Tax laws, transfer pricing or non-arm's length transactions; and

(ix)
any liabilities resulting from any claw-back or other claims by any government agencies, including the Tax Authority, whether made before or after the date of Closing, in connection with any Tax exemption, refund, benefit, allowance, subsidy or Tax credits granted to any Group Company with respect to any periods ending on or before the date of Closing, in each case, other than to the extent fairly provided for in the Accounts or the Closing Management Accounts (the “Tax Indemnity”).

6.4.2	The Seller shall not be liable under the Tax Indemnity to the extent that the liability relates to:

(i)	the fraud, negligence or wilful default of the Purchaser or, after Closing, any Group Company;

(ii)	a voluntary act or omission of the Purchaser or any Group Company carried out after Closing;

__________________________________________________________________________________________________

(iii)
any change in any provision of any law or regulation, including amendment, supplementation or repeal of an existing law or regulation, or promulgation of a new law or regulation which comes into force after Closing and which is retrospective in effect;

(iv)	any change in accounting policies, principles or interpretation after Closing; or

(v)	any matters which are fairly and fully disclosed in this Agreement or the Disclosure Letter.

6.4.3
The Parties shall cooperate with each other with respect to resolving any claim or liability in respect of which the Seller is obligated to indemnify the Purchaser under the Tax Indemnity, including by using commercially reasonable efforts to mitigate or resolve any such claim or liability.

6.5	Conduct of third party claims
Upon a party (the “First Party”) becoming aware of any third party claim against it or any Group Company which does or is likely to exceed US$75,000 and which is likely to give rise to a claim by it in respect of the Warranties which does or is likely to exceed US$75,000, then:

6.5.1
subject to the other party (the “Other Party”) indemnifying the First Party against all Losses, the First Party shall take (or procure to be taken) such action as the Other Party may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim;

6.5.2
the First Party or the Group Company(s) concerned may admit, compromise, dispose of or settle such claim if the Other Party unreasonably delays making a request pursuant to Clause 6.5.1, provided that the First Party or Group Company(s) concerned has notified the Other Party of its intention to deal with such claim and has given the Other Party a period of ten (10) Business Days to respond;

6.5.3
if the Other Party makes any request pursuant to Clause 6.5.1, the First Party shall take (or procure to be taken), subject to being paid all reasonable costs and expenses in connection therein, all reasonable steps to procure that the Other Party is provided on reasonable notice with all material correspondence and documentation relating to the claim as the Other Party may reasonably request, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records as the Other Party or its financial, accounting or legal advisers may reasonably request, subject to the Other Party agreeing in such form as the First Party may reasonably require to keep all such correspondence and information confidential and to use it only for the purpose of dealing with the relevant claim.

6.6	Miscellaneous provisions

6.6.1
If after a party (the “Paying Party”) has made any payment in respect of a claim under this Agreement, the other party (and/or, in the case of the Purchaser, any Group Company) (the “Receiving Party”) shall receive a relief, refund, or recovery from a third party, of all or part of any claim made under this Agreement, the Receiving Party shall as soon as practicable, and in any event within seven (7) Business Days upon the actual receipt of such relief, refund or payment, repay to the Paying Party a sum corresponding to an amount equal to (i) the amount of such relief, refund or payment recovered by the Receiving Party (or any Group Company as the case may be) less any costs or expenses incurred in obtaining such relief, refund or payment or if less (ii) the amount previously paid by the Paying Party attributable in respect of such claims by the Receiving Party.

6.6.2	No claim may be brought by the Purchaser against the Seller in respect of this Agreement,

__________________________________________________________________________________________________

and the Seller shall have no liability therefor, to the extent attributable to any one or more of the following provisions:

(i)	liability is attributable to a voluntary act or omission on or after the Closing, on the part the Purchaser or any of the Group Companies, done, committed or effected:

(a)
outside the ordinary and usual course of business and in the knowledge that such act, omission or transaction might give rise to, or increase the extent of, a claim under this Agreement or in circumstances where such claim was reasonably foreseeable as a result of such act, omission or transaction; or

(b)	otherwise than pursuant to a legally binding commitment to which the Group is subject on or before Closing;

(ii)	specific provision or specific reserve in respect thereof has been made in the Accounts or the Closing Management Accounts to the extent of such specific provision or specific reserve;

(iii)
liability which arises (a) as a result of any change in any provision of any law or regulations, including amendment, supplementation or repeal of an existing law or regulation, or introduction of a different interpretation or method of implementation of an existing law or regulation after the date of this Agreement, or (b) promulgation of a new law or regulation (which comes into force after the date of this Agreement and which is retrospective in effect); or

(vi)	liability which arises as a result of a change in accounting policies, principles or interpretation after Closing.

6.6.3	The Purchaser expressly agrees and accepts that:

(vii)	no claim shall lie against the Seller under this Agreement to the extent that the subject of the claim relates to the fact that any of the Group Companies has lost goodwill or possible business;

(viii)
the Seller shall assume no liabilities in respect of the status, rights or claims of or by any members or potential members of Caesars Golf (whether known or unknown, asserted or unasserted, accrued or contingent) and after Closing, the Purchaser shall procure that Caesars Golf assume all liabilities towards the members of Caesars Golf;

(ix)
the Seller shall assume no liabilities in respect of the condition of the soil of, or environmental issues in relation to, the Property, save that the Seller warrants that the Purchaser has been given all information to the best of the Seller’s knowledge, information and belief with respect thereto; and

(x)	no other warranties with regard to the matters specified in this Clause 6.6.3 are given by the Seller and shall be expressly excluded if implied by law.

6.6.4
The parties expressly waive and forego any right to recover punitive, exemplary, lost profits, consequential or similar damages in any arbitration, lawsuit, litigation or proceeding arising out of or resulting from any controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby.

6.7	Fraud
None of the limitations contained in this Clause 6 shall apply to:

6.7.1	any claim against the Seller which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud, or wilful

__________________________________________________________________________________________________

concealment by the Seller or, prior to Closing, any Group Company or their respective directors, officers, employees or agents; or

6.7.2
any claim against the Purchaser which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud, or wilful concealment by the Purchaser or any of its subsidiaries or holding companies or their respective directors, officers, employees or agents.

6.8	Purchaser’s knowledge
The Seller shall not be liable in respect of any claim for breach of this Agreement or under any indemnity set out in the Agreement, nor shall the Purchaser have any right of termination under Clause 4.7, in each case, to the extent that the facts, matters or circumstances giving rise to the relevant claim or right were, prior to the date of this Agreement, a matter of official public record published by the BVI or Macau government or actually known by the Purchaser or any of the Purchaser’s affiliates, or by any of their respective directors, officers, direct or indirect shareholders, after making due and reasonable enquiries.

6.9	Double claims
The Purchaser shall not be entitled to recover from the Seller under this Agreement more than once in respect of the same Losses suffered by the Purchaser or any Group Company.

7	Compliance obligations

7.1
The Purchaser shall between the date of this Agreement and Closing cooperate with and provide the Seller with any documentation or other information requested by the Seller in connection with any investigation by the Seller on:

7.1.1
the Purchaser and its shareholders, officers, directors or other persons associated with the Purchaser (including the capital provider of the Purchaser in respect of the transactions contemplated by this Agreement (the “Capital Provider”)), in accordance with the Seller’s compliance programs, compliance policies or applicable laws and regulations; or

7.1.2
the source of funds paid to the Seller (including the funds provided by the Capital Provider) in connection with the transactions contemplated by this Agreement, in accordance with applicable anti-money laundering, anti-bribery or anti-corruption laws or regulations.

7.2
The Purchaser shall immediately inform the Seller in writing if it knows or reasonably suspects that a possible violation by the Purchaser or any of its subsidiaries, affiliates, shareholders, officers, or directors (including the Capital Provider) of any applicable anti-money laundering, anti-bribery or anti-corruption law or regulation has taken place, or where a request, demand or solicitation of money or anything of value was received by it or any of its subsidiaries, affiliates, shareholders, officers, directors or other person associated with it (including the Capital Provider).

7.3
The Purchaser agrees that the Seller or any of its affiliates may make full disclosure of information relating to a possible violation by the Purchaser or any shareholder, officer, director or other person associated with it (including the Capital Provider) of any applicable anti-money laundering, anti-bribery or anti-corruption law or regulation at any time and for any reason to any governmental authority, including the governmental authorities of the United States of America, Macau or the PRC.

7.4
The Purchaser shall keep accurate accounts, books and records showing all costs and charges incurred in connection with the transactions contemplated by this Agreement in accordance with generally accepted accounting principles and practices and shall preserve these records for five (5) years, and the Purchaser agrees that the Seller and its affiliates shall have the right, upon reasonable written notice to the Purchaser, to audit its compliance with this Clause 7.4,

__________________________________________________________________________________________________

including terms relating to ethical compliance, and the Purchaser agrees to fully cooperate with the Seller and its affiliates in this regard.

8	Confidentiality

8.1	Announcements
No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of the Seller or the Purchaser without the prior written approval of the other party. This shall not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange on which the shares of either party (or their respective holding companies) are listed but the party with an obligation to make, or have their respective holding company make, an announcement or issue a circular shall consult with the other party insofar as is reasonably practicable before complying with such an obligation.

8.2	Confidentiality

8.2.1	Subject to Clauses 8.1 and 8.2.2:

(i)
each of the Seller and the Purchaser shall, and the Purchaser shall procure that the Capital Provider shall, treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(f)	the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement; or

(g)	the negotiations relating to this Agreement (and any such other agreements);

(ii)
the Seller shall treat as strictly confidential and not disclose or use any information relating to the Group Companies following Closing and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser (or any of its holding companies);

(iii)
the Purchaser shall, and shall procure that the Capital Provider shall, treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Seller (or any of its holding companies).

8.2.2	Clause 8.2.1 shall not prohibit disclosure or use of any information if and to the extent:

(vii)	the disclosure or use is required by law, any regulatory body or any recognised stock exchange on which the shares of either party (or their respective holding companies) are listed;

(viii)	the disclosure or use is required to vest the full benefit of this Agreement in the Seller or the Purchaser;

(ix)
the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

(x)
the disclosure is made to professional advisers of any party on a need to know basis and on terms that such professional advisers undertake to comply with the provisions of Clause 8.2.1 in respect of such information as if they were a party to this Agreement;

(xi)	the information is or becomes publicly available (other than by breach of this Agreement);

(xii)	the other party has given prior written approval to the disclosure or use; or

(xiii)	the information is independently developed after Closing.

__________________________________________________________________________________________________

provided that prior to disclosure or use of any information pursuant to Clause 8.2.2(i), (ii) or (iii), except in the case of disclosure to a Tax Authority, the party concerned shall promptly notify the other party of such requirement with a view to providing that other party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

8.3	Special Confidential Information

8.3.1	The Seller may disclose the identity of the Capital Provider only:

(i)
to Caesar’s Affiliates or any employees, officers or directors of the Seller or Caesar's Affiliates (including any directors of the Seller or Caesar’s Affiliates who, prior to Closing, are also directors of the Subsidiaries), other than those who are Macau citizens or residents or those currently residing or have been residing in Macau in the last three (3) years;

(ii)
to any major shareholder of the Seller or any of Caesar's Affiliates or such major shareholder’s employees, officers or directors, other than those who are Macau citizens or residents or those currently residing or have been residing in Macau in the last three (3) years; and

(iii)	if the disclosure is required by law or any regulatory body.

8.3.2	For the purposes of this Clause 8.3, "Caesar's Affiliates" shall mean any and all of the Seller's affiliates except for the Subsidiaries.

9	Other provisions

9.1	Further assurances

9.1.1
Each of the Seller and the Purchaser shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time, execute such documents and perform such acts and things as the other party may reasonably require to transfer the Shares to the Purchaser and to give it the full benefit of this Agreement.

9.1.2
Following Closing and pending registration of the Purchaser as owner of the Shares, the Seller shall exercise all voting and other rights in relation to the Shares, and shall procure that the Companies shall exercise all voting rights and other rights in relation to the Subsidiaries' Shares, solely in accordance with the Purchaser’s instructions.

9.2	Whole agreement

9.2.1
This Agreement contains the whole agreement between the Seller and the Purchaser relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Seller and the Purchaser in relation to the matters dealt with in this Agreement.

9.2.2	In this Clause 9.2, “this Agreement” includes the Disclosure Letter and all documents entered into pursuant to this Agreement.

9.3	Reasonableness

9.3.1	Each of the Seller and the Purchaser confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the terms of Clause 9.2

__________________________________________________________________________________________________

(Whole Agreement), and agrees that the provisions of this Agreement are fair and reasonable.

9.3.2	In this Clause 9.3, “this Agreement” includes the Disclosure Letter and all documents entered into pursuant to this Agreement.

9.4	Assignment
This Agreement is personal to the parties to it. Accordingly neither the Seller nor the Purchaser may, without the prior written consent of the other, assign or novate the benefit of all or any of the other party’s obligations under this Agreement. Notwithstanding the foregoing, the Purchaser has the right to assign or novate the benefit of all or any of the Seller’s obligations under this Agreement to one or more affiliates designated by it, provided that it obtains the prior written consent of the Seller and that the assignee/new purchaser is able to perform the obligations of the Purchaser in a timely fashion including any and all Closing obligations and is subject at all times to the provisions of Clause 7.

9.5	Variation
No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Seller and the Purchaser.

9.6	Time of the essence
Time shall be of the essence of this Agreement both as regards any dates, and periods mentioned and as regards any dates, and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Seller and the Purchaser.

9.7	Costs

9.7.1	The Seller shall bear all costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement and the sale of the Shares.

9.7.2	The Purchaser shall bear all such costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement and the purchase of the Shares.

9.8	Notarial fees, registration, stamp and transfer Taxes and duties
The Purchaser shall bear the cost of all notarial fees and all registration, stamp and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the transactions contemplated by this Agreement.

9.9	Interest
If either of the Seller or the Purchaser defaults in the payment when due of any sum payable under this Agreement, its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (after as well as before judgment) at a rate per annum of two per cent (2%) above the 1 Year US$ LIBOR from time to time of Hongkong and Shanghai Banking Corporation Limited displayed on the Reuters screen at 11:00 am in Hong Kong. Such interest shall accrue from day to day.

9.10	Notices

9.10.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing in English;

(ii)	delivered by hand, fax, registered post or by courier using an internationally recognised courier company.

9.10.2	A Notice to the Seller shall be sent to the following address, or such other person or address as the Seller may notify to the Purchaser from time to time:

__________________________________________________________________________________________________

Caesars Entertainment Operating Company, Inc.
1 Caesars Palace Drive
Las Vegas, Nevada, USA, 89108
Fax: +1 702 407 6418
Attention: General Counsel
With a copy to:
Linklaters
10th Floor Alexandra House
16-20 Chater Road, Central, Hong Kong
Fax: +852 2810 8133
Attention: The Managing Partner

9.10.3	A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the Seller from time to time:
Pearl Dynasty Investments Limited
Avenida da Praia Grande No.567
Banco Nacional Ultramarino Building
10th Floor, Macau
Fax: +853 2882 7540
Attention: The Sole Director

9.10.4	A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at the time of delivery, if delivered by hand, registered post or courier; or

(ii)	at the time of transmission in legible form, if delivered by fax.

9.11	Invalidity

9.11.1
If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

9.11.2
To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 9.11.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 9.11.1, not be affected.

9.12	Counterparts
This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The Seller and the Purchaser may enter into this Agreement by executing any such counterparts.

9.13	Governing law and arbitration

9.13.1	This Agreement and the documents to be entered into pursuant to it (save as expressly referred to therein) shall be governed by and construed in accordance with Hong Kong law.

9.13.2
Any dispute, controversy or claim arising out of or connected with this Agreement, or the breach, termination or invalidity thereof, including a dispute as to the validity or existence of this Agreement and/or this Clause 9.13, shall be settled by final and binding arbitration in Hong Kong in English under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with such rules before a panel of three (3) arbitrators with each Party

__________________________________________________________________________________________________

appointing one arbitrator and the two arbitrators thus appointed shall choose the third arbitrator who will act as the presiding arbitrator of the Tribunal. The place of arbitration shall be at the Hong Kong International Arbitration Centre.

9.14	Appointment of process agent

9.14.1
The Seller hereby irrevocably appoints Caesars Asia Limited of 18th Floor, Two Chinachem Plaza, 68 Connaught Road Central, Hong Kong as its agent to accept service of process in Hong Kong in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Seller.

9.14.2	The Seller agrees to inform the Purchaser in writing of any change of address of such process agent within fourteen (14) days of such change.

9.14.3
If such process agent ceases to be able to act as such or to have an address in Hong Kong, the Seller irrevocably agrees to appoint a new process agent in Hong Kong and to deliver to the Purchaser within fourteen (14) days a copy of a written acceptance of appointment by the process agent.

9.14.4
The Purchaser hereby irrevocably appoints DLA Piper Hong Kong of 17th Floor, The Landmark, 15 Queen’s Road, Central, Hong Kong as its agent to accept service of process in Hong Kong in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Purchaser.

9.14.5	The Purchaser agrees to inform the Seller in writing of any change of address of such process agent within fourteen (14) days of such change.

9.14.6
If such process agent ceases to be able to act as such or to have an address in Hong Kong, the Purchaser irrevocably agrees to appoint a new process agent in Hong Kong and to deliver to the Seller within fourteen (14) days a copy of a written acceptance of appointment by the process agent.

9.14.7
Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

__________________________________________________________________________________________________

In witness whereof this Agreement has been duly executed.

SIGNED by /s/ Authorized Representative on behalf of CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

A16422340

SIGNED by/s/ Authorized Representative on behalf of PEARL DYNASTY INVESTMENTS LIMITED

A16422340

Schedule 1
The Companies and the Subsidiaries

1	Particulars of the Companies

Name of Company:	VLO Development Corporation
Registered number:	1416870
Registered office:	P.O. Box 3321, Drake Chambers, Road Town, Tortola, the BVI
Date and place of incorporation:	5 July 2007 / the BVI
Authorised and issued capital:	50,000 / 1
Shareholder and shares held:	The Seller - 100%
Directors:	Gary W. Loveman Michael D. Cohen
Secretary:	N/A

Name of Company:	VFC Development Corporation
Registered number:	1416848
Registered office:	P.O. Box 3321, Drake Chambers, Road Town, Tortola, the BVI
Date and place of incorporation:	5 July 2007 / the BVI
Authorised and issued capital:	50,000 / 1
Shareholder and shares held:	The Seller - 100%
Directors:	Gary W. Loveman Michael D. Cohen
Secretary:	N/A

2	Particulars of the Subsidiaries

Name of Subsidiary:	Macau Orient Investment Limited Macau Orient Investimentos, Limitada
Registered number:	14731 SO
Registered office:	Avenida da Praia Grande, nº 517, Edifício Comercial Nam Tung, 20º andar, em Macau
Date and place of incorporation:	20 July 2001 / Macau
Capital:	MOP$100,000
Shareholders and quotas held:	VLO Development Corporation – 99% VFC Development Corporation – 1%
Directors:	Gary W. Loveman Steven M. Tight Michael D. Cohen

__________________________________________________________________________________________________

Name of Subsidiary:	Ou Toi Investment Company Limited Ou Toi Investimento, Limitada
Registered number:	14821 SO
Registered office:	Avenida da Praia Grande, nº 517, Edifício Comercial Nam Tung, 20º andar, em Macau
Date and place of incorporation:	30 August 2001 / Macau
Capital:	MOP$100,000
Shareholders and quotas held:	Macau Orient Investment Limited – 80% VLO Development Corporation – 20%
Directors:	Gary W. Loveman Steven M. Tight Michael D. Cohen

Name of Subsidiary:	Caesars Golf Macau Limited Caesars Golfe Macau, S.A.
Registered number:	14995 SO
Registered office:	Avenida da Praia Grande, nº 517, Edifício Comercial Nam Tung, 20º andar, em Macau
Date and place of incorporation:	7 September 2001 / Macau
Capital:	MOP$5,000,000 divided into 5,000 ordinary shares of MOP$1,000 each
Shareholders and shares held:	Ou Toi Investment Company Limited – 1,750 ordinary shares (35%) Macau Orient Investment Limited – 3,150 ordinary shares (63%) VLO Development Corporation – 100 ordinary shares (2%)
Directors:	Gary W. Loveman Steven M. Tight Michael D. Cohen
Secretary:	Wang Yingdong
Supervisory Board:	CSC & Associates, Auditors

__________________________________________________________________________________________________

Schedule 2
The Property

Name of Company owning the Property	Description and Address of Property
Ou Toi Investment Company Limited
Certain real property situated between Taipa and Coloane Islands in Macau, in the vicinity of Taipa-Coloane Causeway and Lotus Road, constituting approximately 708,346 square meters, leased by the Government of Macau to Ou Toi Investment Company Limited under and in accordance with the terms of Despatch No. 6/2002 by the Secretary for Transport and Public Works, published on January 30, 2002, in issue no. 5, 2nd series, of the Macau Government Gazette (“Despatch”), and registered with number 23068(B,) in the Land and Buildings Registry of Macau and registered thereto in favour of Ou Toi under registration number 26853 of Book F.

__________________________________________________________________________________________________

Schedule 3
Closing Obligations

1	Seller’s obligations
On Closing, the Seller shall deliver or make available to the Purchaser or as the Purchaser may reasonably direct, the following originals:

1.1	instruments of transfer effecting the transfer of all of the Shares from the Seller to the Purchaser, duly executed and dated by it, in the forms attached as Exhibit A;

1.2	share certificates representing all of the Shares;

1.3	the completed documents to facilitate the changing of the bank mandates of the Subsidiaries in the Agreed Form and identifying such persons as designated by the Purchaser as the new signatories;

1.4	duly written up-to-date shareholders' register of each of the Companies and Caesars Golf and currently valid share certificates of the shares of Caesars Golf;

1.5
letter to the registered agent of each of the Companies in the Agreed Form dated the date of Closing and signed by a director (and the client of record) instructing the registered agent to change the client of record to such person as designated by the Purchaser;

1.6
written resignations in the Agreed Form (legalised by a notary where required) of all directors, supervisory board members and secretary, as applicable, of each of the Group Companies, to take effect on Closing;

1.7	certificate of incorporation of each of the Companies;

1.8	all chops kept by the Subsidiaries, namely:

1.8.1	“Orient Golf (Macau) Club Limited chop” used before Orient Golf (Macau) Club Limited changed its name to Caesars Golf;

1.8.2	“Ou Toi Investmento, Limitada chop” used for all submissions relating to Ou Toi Investmento, Limitada such as tax flings, agreements, formal communications to suppliers etc.;

1.8.3	“Macau Orient Investimentos chop” used for all submissions relating to Macau Orient Investimentos such as tax flings, agreements, formal communications to suppliers etc.;

1.8.4	“Caesars Golf Macau, S.A. chop” used for formal communications with the Macau government or officials as well as internal documents to staff.

1.8.5	“Dining Room chop” used for communications related to the golf course restaurant including its communications to the restaurant staff;

1.8.6	“Caesars Golf Macau, S.A. bank chop”, “Macau Orient Investimentos bank chop” and “Ou Toi Investmento, Limitada bank chop” used for any communications with banks;

1.8.7	“mini-Dining Room chop” and “mini-Caesars Golf Macau, S.A. chop” used to acknowledge the receipt of goods and amendments to documents;

__________________________________________________________________________________________________

1.8.8	“front desk Caesars Golf Macau, S.A. chop” used to stamp customer receipts and to acknowledge the receipt of goods; and

1.8.9	“Sales and Marketing chop” used as a traditional seal for marketing purposes;

1.9	all current Caesars Golf membership contracts in its or the Group Companies’ possession;

1.10	all current employee contracts of the Subsidiaries in its or the Subsidiaries’ possession;

1.11	all current cheque books of the Subsidiaries in its or the Subsidiaries’ possession;

1.12	the license of Ou Toi relating to the operation of the restaurant at the golf course on the Property and the industrial tax M/1s for each of the Subsidiaries;

1.13
a valid written resolution of the directors for each of the Companies, in the Agreed Form, in each case approving, on receipt of the applicable amounts by the Seller and the Escrow Agent (if applicable) pursuant to Clause 4.6: (i) the transfer of the Shares to the Purchaser; (ii) the registration of the Purchaser as a member of the relevant Company in respect of the Shares and that the register of members of the relevant Company be updated accordingly; (iii) the cancellation of the existing share certificates in respect of the Shares and the issue of new share certificates in respect of the Shares to the Purchaser; (iv) that such persons as designated by the Purchaser be appointed as directors of each of the Companies (subject to written consent of such appointment by such persons), and acknowledging the resignation of the relevant directors as the resigning directors and that the register of directors be updated accordingly; (v) that the client of record of the registered agent of each of the Companies be changed to such person as designated by the Purchaser; (vi) the revocation of the signing authorities to their officers as shown in their respective written consents of the boards of directors dated 31 May 2012; and (vii) the ratification of the appointments and resignations shown in the relevant Company’s registers of directors;

1.14
a valid written resolution of the directors of Caesars Golf, in the Agreed Form, approving, on receipt of the applicable amounts by the Seller and the Escrow Agent (if applicable) pursuant to Clause 4.6: (i) that the bank mandates of Caesars Golf be revised in forms required by the respective banks, identifying such persons as designated by the Purchaser as new signatories; and (ii) that the company secretary be changed to such person as designated by the Purchaser;

1.15
a valid written resolution of the shareholders for each of the Subsidiaries, in the Agreed Form, in each case approving, on receipt of the applicable amounts by the Seller and the Escrow Agent (if applicable) pursuant to Clause 4.6: (i) that such persons as designated by the Purchaser be appointed as the new directors of each of the Subsidiaries (subject to written consent of such appointment by such persons); (ii) that the bank mandates of each Subsidiary be revised in forms required by the respective banks, identifying such persons as designated by the Purchaser as new signatories; and in the case of Caesars Golf only, (iii) that such person or persons as designated by the Purchaser be appointed as the Single Supervisor or members of the Supervisory Board (subject to written consent of such appointment by such persons); and (iv) that the name of Caesars Golf be changed to such name as designated by the Purchaser;

__________________________________________________________________________________________________

1.16
the corporate books and records, duly written up-to-date, including shareholders’ resolutions (and minutes of meetings), board resolutions (and minutes of meetings) and any expired share certificates in the Seller’s possession in respect of each of the Group Companies, and all other books and records, all to the extent required to be kept by each of the Group Companies under the law of its jurisdiction of incorporation;

1.17	audited financial statements of the Subsidiaries for the financial year ended 31 December 2012;

1.18	all historical Caesars Golf membership contracts in its possession;

1.19	all expired employee contracts of the Group Company in its possession;

1.20	all past or expired licenses of Ou Toi relating to the operation of the restaurant at the golf course on the Property in its possession;
and a certified copy of the following:

1.21
an extract of the board resolution of the Caesars Entertainment Corporation in the Agreed Form resolving that the entry into this Agreement and the consummation of the transactions contemplated herein be authorized and approved, provided that, in the case of Paragraphs 1.3, 1.5, 1.13, 1.14 and 1.15, written notice of the information to be designated by the Purchaser is given to the Seller no later than ten (10) Business Days before the date of Closing.

__________________________________________________________________________________________________

Schedule 4
The Seller’s Warranties

1	Corporate Information

1.1	The Shares and the Group Companies

1.1.1	The Seller:

(i)	is the sole legal and beneficial owner of the Shares; and

(ii)	has the right to exercise all voting and other rights over the Shares.

1.1.2
The Shares comprise the whole of the issued and allotted share capital of each of the Companies, have been properly and validly issued and allotted and are each fully paid up in accordance with applicable law and the requirements of the constitutional documents of each respective Company.

1.1.3	The shareholders specified in Paragraph 2 of Schedule 1:

(i)	are the sole legal and beneficial owners of the Subsidiaries' Shares; and

(ii)	have the right to exercise all voting and other rights over such shares.

1.1.4
The Subsidiaries' Shares comprise the whole of the issued and allotted share capital of each of the Subsidiaries, have been properly and validly issued and allotted and are fully paid up in accordance with applicable law and the requirements of the constitutional documents of each respective Subsidiary.

1.1.5
No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.1.6	There are no Encumbrances on, over or affecting the Shares or the Subsidiaries' Shares nor is there any commitment to give or create, and no person has claimed to be entitled to, any such Encumbrance.

1.1.7	All consents for the execution, delivery and performance of this Agreement and the transfer of the Shares have been obtained.

1.1.8
No consent or approval of any governmental authority or any third party is required to be obtained with respect to the Seller in connection with the execution or performance of this Agreement by the Seller or the consummation of the transactions contemplated in this Agreement by the Seller, other than those that have already been obtained on or before the date of this Agreement.

1.1.9	The Shares and the Subsidiaries' Shares have not been and are not listed on any stock exchange or regulated market.

1.1.10	No Group Company:

(i)
has any interest in, or has agreed to acquire, any share capital or other security referred to in Paragraph 1.1.5 of any other company, partnership, firm or entity (wherever incorporated) other than the Subsidiaries as set out in Schedule 1; or

__________________________________________________________________________________________________

(ii)	has any branch, representative office, division, establishment or operations outside the BVI or Macau.

1.1.11	The particulars contained in Schedule 1 are true, accurate and not misleading in any material respect.

1.1.12
To the best of the Seller’s knowledge, information and belief, no Group Company has given a power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or to do anything on its behalf.

1.1.13
To the best of the Seller’s knowledge, information and belief, the Seller has not granted any proxy to any person in respect of the Shares or the Subsidiaries' Shares and there is no agreement by the Seller in relation to the exercise of its voting rights in respect of the Shares or the Subsidiaries' Shares or the exercise of the voting rights of directors nominated or appointed by the Seller.

1.1.14	Except for the holding of the issued share capital of the Subsidiaries, the Companies are not engaged in any other business.

1.1.15
Except for the holding of the Property or the managing and operating of the Property and the facilities on the Property and engaging in activities ancillary thereto, the Subsidiaries are not engaged in any other business.

1.1.16	To the best of Seller’s knowledge, information and belief, all board and shareholder resolutions of each of the Group Companies are valid in all material respects.

1.1.17
The Seller is not engaged in any action, suit, arbitration or proceeding and, to the best of the Seller’s knowledge, information and belief, there is no action, suit arbitration or proceeding pending against the Seller, in either case that would impact on the Seller's ability to perform its obligations under this Agreement.

1.2	Corporate registers and minute books

1.2.1
The constitutional documents attached to the Disclosure Letter are true and accurate copies of the constitutional documents of the Group Companies and, to the best of the Seller’s knowledge, information and belief, there have not been and are not any breaches by any Group Company of its constitutional documents which would have a material adverse effect on the business of the Group.

1.2.2	The registers, minute books, books of account and other records of whatsoever kind of each Group Company which are required to be maintained under applicable law:

(iii)	are up-to-date;

(iv)	are maintained in accordance with applicable law on a proper and consistent basis; and

(v)	contain complete and accurate records of all matters required to be dealt with in such books and records, in each case in all material respects and to the best of Seller’s knowledge, information and belief.

1.2.3	All registers, books and records referred to in Paragraph 1.2.2 and all other documents (including documents of title and copies of all subsisting agreements to

__________________________________________________________________________________________________

which any Group Company is a party) which are the property of each Group Company are in the possession (or under the control) of the relevant Group Company and no notice or allegation that any of such books and records is incorrect or should be rectified has been received.

1.2.4
To the best of Seller’s knowledge, information and belief, all filings, publications, registrations and other formalities required by applicable law to be delivered or made by the Group Companies to company registries in each relevant jurisdiction have been duly and correctly delivered.

2	Accounts

2.1	Accounts

2.1.1
All the Accounts in respect of the Companies have been prepared in accordance with accounting principles generally accepted in the United States of America and used on a consistent basis and on Closing the Closing Management Accounts will have been prepared in accordance with accounting principles generally accepted in the United States of America as they relate to the Companies, General Financial Reporting Standards of Macau as they relate to Ou Toi and Macau Orient Investment Limited and Financial Reporting Standards of Macau as they relate to Caesars Golf.

2.1.2
The Accounts in respect of the Companies and the Closing Management Accounts are not misleading in any material respect having regard to the purpose for which they were drawn up and do not materially misstate the assets and liabilities of the Group Companies as at the date to which they are drawn up nor the profits or losses for the period concerned.

2.1.3
All the Accounts in respect of the Subsidiaries have been prepared and audited on a proper and consistent basis in accordance with General Financial Reporting Standards of Macau in respect of Ou Toi and Macau Orient Investment Limited and Financial Reporting Standards of Macau in respect of Caesars Golf.

2.1.4
The Accounts in respect of the Subsidiaries show a true and fair view of the state of affairs and the financial position of the Subsidiaries as at the Accounts Date and of the profits and losses for the financial period concerned.

3	Financial Obligations

3.1	Financial Facilities
There are no external third party financial facilities (including loans, derivatives and hedging arrangements) outstanding or available to the Group Companies.

3.2	Guarantees etc.
To the best of the Seller’s knowledge, information and belief, other than in the ordinary or usual course of business, there is no outstanding guarantee, indemnity, suretyship or security (whether or not legally binding) given:

3.2.1	by any Group Company; or

3.2.2	for the benefit of any Group Company,
nor is any Group Company liable to pay all or part of the debts or liabilities of that other person, in each case which would have a material adverse effect on the business of the Group or any Group Company.

__________________________________________________________________________________________________

3.3	Off-Balance Sheet Financing
No Group Company has engaged in any financing of a type which would not be required to be shown or reflected in the Accounts or the Closing Management Accounts (as the case may be) or borrowed any money which it has not repaid.

3.4	No Undisclosed Liabilities
There are no material liabilities, whether actual or contingent, of the Group Companies other than: (i) liabilities disclosed or provided for in the Accounts or the Closing Management Accounts; (ii) liabilities incurred in the ordinary and usual course of business since the Accounts Date; (iii) liabilities disclosed elsewhere in this Agreement; or (iv) liabilities disclosed in the Disclosure Letter.

4	Assets

4.1	The Property

4.1.1
The Property comprises the sole immoveable premises and land leased, rented, licensed, occupied or otherwise used in connection with the businesses of the Group Companies or in which the Group Companies has any right or interest.

4.1.2	The particulars of the Property set out in Schedule 2 are a true and accurate excerpt of the Despatch.

4.2	Title
In relation to the Property:

4.2.1
Ou Toi has the sole title to the lease rights to the Property including the ownership of all constructions built thereupon under the land concession contract entered into between the Macau government and Ou Toi as annexed to the Despatch, with absolute legal and beneficial title thereto and beneficially entitled to the whole of the proceeds of any sale of and has a good and marketable title to the whole of the Property free from any Encumbrances other than the rights of the Macau government set out in the Despatch and applicable laws;

4.2.2	Ou Toi has obtained provisional registration of the Despatch and the lease rights thereunder in its name at the Macau Land and Buildings Registry;

4.2.3
Ou Toi has exclusive possession of the Property and no right of occupation has been acquired or is in the course of being acquired by any third party or has been granted or agreed to be granted to any third party;

4.2.4	Ou Toi has not received any written notice that any rent and rates presently payable in respect of the Property are outstanding;

4.2.5
all the licenses and permits affecting or pertaining to the Property required to own, possess, develop and manage the Property have been obtained by the Group Companies and all applicable laws affecting or pertaining to the Property which are to be complied with by Ou Toi have been duly complied with in all material respects;

4.2.6	no person has or claims to have any lien over the Property or any relevant documents relating thereto;

4.2.7	there are no leases in respect of the Property, other than pursuant to the Despatch and the land concession contract annexed to it;

__________________________________________________________________________________________________

4.2.8	to the best of the Seller’s knowledge, information and belief, there are no squatters or other persons occupying any part of the Property illegally or otherwise without the consent of the Seller;

4.2.9	there are no mortgages or other Encumbrances (other than the rights of the Macau government set out in the Despatch and applicable laws) affecting the Property;

4.2.10
to the best of the Seller’s knowledge, information and belief, the Despatch is good, valid and subsisting and not void or voidable and the premium, rent and other moneys reserved by or payable under the Despatch have been duly paid, performed and observed up to the date hereof;

4.2.11
no Group Companies have entered into any covenant, restriction, burden, stipulation or condition which materially adversely affects the use of the Property as used at the date of this Agreement, other than those under the Despatch and the land concession contract annexed to it;

4.2.12	the Group Companies have not received any written notice stating that there are any unauthorized or illegal structures or illegal alteration at, on or within the Property or any part thereof;

4.2.13
the Group Companies have not received any written notice that any steps are being taken by any government authority to avoid, suspend, cancel or terminate any title certificate or licenses or permits relevant to the Property (whether in part or in full);

4.2.14
the Group Companies have not received any written notice, order, resolution or proposal from any governmental body, competent authority or department concerning the resumption, requisition, compulsory creation of any rights over, condemnation, change in planning or zoning or compulsory acquisition of the Property or any part thereof or any required work to be done or expenditure to be made on or in respect of the Property;

4.2.15
to the best of the Seller’s knowledge, information and belief, there are no circumstances which would entitle or require the Government or any other person to exercise any power of re-entry and taking possession or resumption or which would otherwise restrict or terminate the continued possession or occupation of the Property; and

4.2.16
to the best of the Seller’s knowledge, information and belief, there are no circumstances existing which would entitle the Government or any other person to exercise any power of re-entry and taking possession or resumption or which would otherwise restrict or terminate the continued possession or occupation of the Property due to any breaches of any applicable anti-corruption laws.

4.3	Plant and Equipment
The Subsidiaries are the legal and beneficial owners of all the fixed plant and equipment (such as fixtures, elevators and air-conditioning equipment) located in or on the Property and all golf carts situated on the Property which are necessary for or material to the operation of the Property, free from all Encumbrances.

__________________________________________________________________________________________________

4.4	Management of Property
In relation to the Property, there are no material management or service agreements relating to the Property that will be binding on any Group Company or the Property after completion of this Agreement.

4.5	Development at the Property
In relation to the Property, to the best of the Seller’s knowledge, information and belief, the development and construction of the Property, and all additions and alterations thereto, have been carried out and completed in accordance with the material terms of all applicable approvals, consents and licences from all relevant planning and other government or statutory authorities.

4.6	Environmental

4.6.1
No Group Company has received written notice that it is not complying with all environmental laws in all material respects and, to the best of the Seller’s knowledge, information and belief, each Group Company has complied and are in compliance with all environmental laws in all material respects.

4.6.2
No underground structures, which will cause the discharge or release of any hazardous substance, including treatment or storage tanks and sumps, have been installed by the Seller at the Property, other than in the ordinary or usual course of business.

4.6.3
No Group Company has engaged in or permitted any operations or activities upon the Property involving the use, storage, release, treatment, manufacture or deposit of any hazardous substance, or any substance regulated by environmental law, other than in the ordinary or usual course of business.

4.6.4
To the best of the Seller’s knowledge, information and belief, no discharge, release, leaching, emission or escape into the environment of any hazardous substance or any substance regulated by environmental law other than in the ordinary or usual course of business has occurred or is occurring in the conduct of the present business of any Group Company since 20 September 2007.

5	Contracts

5.1	Capital Commitments
To the best of the Seller’s knowledge, information and belief, no material capital commitments have been entered into or proposed by any Group Company. For these purposes a material capital commitment is one involving capital expenditure of over US$20,000.

5.2	Contracts

5.2.1
To the best of the Seller’s knowledge, information and belief, all material contracts, transactions, arrangements, understandings or obligations to which any Group Company is a party or has an interest (including for the entering of any joint venture, any agreements with connected parties and any arrangement pursuant to which any person may be entitled to a finder’s fee, brokerage or other commission in connection with the purchase of the Shares and/or the Subsidiaries' Shares) are included in the Disclosure Documents.

5.2.2
With respect to the documents referred to in Paragraph 5.2.1, to the best of the Seller’s knowledge, information and belief, there are no uncured or unwaived material default under any such contracts, transactions, arrangements,

__________________________________________________________________________________________________

understandings or obligations by any Group Company or other party or parties thereto.

5.3	Compliance with Agreements
To the best of the Seller’s knowledge, information and belief:

5.3.1	all material contracts to which any of the Group Companies is a party are valid, binding and enforceable obligations of the parties thereto; and

5.3.2
there are no grounds, including any subsisting breach, non-performance or default of the material terms, for rescission, avoidance or repudiation of any material contracts or matters and no notice of termination or of intention to terminate has been received in respect of any of them.

5.4	Effect of Sale of the Shares
To the best of the Seller’s knowledge, information and belief, neither entering into, nor compliance with, nor completion of this Agreement for the transfer of all or any of the Shares could cause any Group Company to lose the benefit of any material right or material privilege it presently enjoys under any contract or arrangement to which any Group Company is a party.

6	Employees and Employee Benefits

6.1	Terms of Employment

6.1.1	Since 31 December 2012, there have been no proposals to materially amend the terms of employment or any consultancy agreement of any Relevant Employee or consultant.

6.1.2
No Group Company has made or agreed to make any payment or provided or agreed to provide any benefit to any Relevant Employee or consultant or former employee or consultant or any dependant of any such persons in connection with the proposed termination or suspension of employment or variation of any contract of employment or consultancy agreement of any such Relevant Employee or consultant or former employee or consultant.

6.1.3	No Group Company provides any bonuses, incentive schemes, share incentive, share option or profit sharing arrangement for any Relevant Employees.

6.1.4	There are no agreements or arrangements between any Group Company and any trade union or employees’ organization.

6.2	Employees
Since 20 September 2007, no Group Company has received any complaints, including in relation to working conditions or any form of discrimination, from any past or present Relevant Employee.

6.3	Group Retirement Benefit Arrangements
There are no obligations on any of the Group Companies to provide or pay any contributions to any pensions, retirement, death, disability or life assurance benefits for any past or present Relevant Employees or directors or consultants or their respective dependents (“Group Retirement Benefit Arrangements”) which arise on, or are calculated by reference to, a defined benefits basis, and, to the best of the Seller’s knowledge, information and belief, the Group Retirement Benefit Arrangements are in compliance with their terms.

__________________________________________________________________________________________________

7	Legal Compliance

7.1	Licences and Consents

7.1.1
To the best of the Seller’s knowledge, information and belief, there is no investigation, enquiry or proceeding outstanding or anticipated which is likely to result in the suspension, cancellation, modification or revocation of any licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities necessary or desirable for the carrying on of the businesses of the each of the Group Companies as now carried on.

7.1.2
The Group Companies have obtained all licences, permits and other approvals necessary to manage the Property and operate the business of the Group Companies, except where an omission to do so would not have a material adverse effect on the business of the Group Companies.

7.2	Compliance with Laws

7.2.1
To the best of the Seller’s knowledge, information and belief, each Group Company is conducting, and since 20 September 2007 has conducted, the business of the Group in material compliance with applicable laws and regulations.

7.2.2
To the best of the Seller’s knowledge, information and belief, since 20 September 2007 no Group Company has received any notice or other communication (official or otherwise) with respect to an alleged, actual or potential violation and/or failure to comply with any applicable law, regulation or constitutional document.

7.2.3
To the best of the Seller’s knowledge, information and belief, since 20 September 2007 no Group Company nor any of its officers, agents or employees (during the course of his/her duties) has done or omitted to do anything which is a contravention of any law which has resulted or may result in any outstanding fine, penalty or other liability or sanction on the part of any Group Company which is unresolved and which would have a material adverse effect on the business of the Group.

8	Litigation and Investigations

8.1	Current Proceedings

8.1.1
No Group Company (or any person for whose acts or defaults a Group Company may be vicariously liable) is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration. To the best of the Seller’s knowledge, information and belief, no Group Company is in default under the terms of any ruling, judgment, award, determination, decree or order of any court, arbitrator or mediator against any Group Company. To the best of the Seller’s knowledge, information and belief, there is, as at the date of this Agreement, no outstanding, unfulfilled or unsatisfied ruling, judgment, award, determination, decree or order of any court, arbitrator or mediator against any Group Company.

8.1.2
To the best of the Seller's knowledge, information and belief, no Group Company is the subject of any material investigation, enquiry or enforcement proceedings by any government agency (including in relation to Tax).

8.2	Pending or Threatened Proceedings

8.2.1	To the best of the Seller’s knowledge, information and belief, no claim, legal action, proceeding, suit, litigation, prosecution, investigation (government or otherwise),

__________________________________________________________________________________________________

enquiry, mediation or arbitration is pending or threatened by or against any Group Company (or any person for whose acts or defaults a Group Company may be vicariously liable). To the best of the Seller’s knowledge, information and belief, the Group Companies are not involved in any disputes which are likely to give rise to any legal proceedings.

8.2.2
To the best of the Seller’s knowledge, information and belief, there are no circumstances which are likely to give rise to any material investigation, enquiry or enforcement proceedings by any government agency (including in relation to Tax).

9	Insurance

9.1	Insurance Policies
The Group Companies are insured under valid policies of insurance in an amount and to the extent that it is prudent to do so in respect of the Property and the business carried on by the Group Companies. Copies of all Insurance Policies are included in the Disclosure Documents. All premiums due in respect of the Insurance Policies have been duly paid in full, all material conditions of the Insurance Policies have been performed and observed in full and nothing material has been done or omitted to be done whereby any Insurance Policy has or is likely to become void or voidable. No notice from the insurers of the Insurance Policies that any of such Insurance Policies may become void or otherwise ineffective has been received by any Group Company.

9.2	Insurance Claims

9.2.1	Details of all insurance claims made during the past two years are contained in the Disclosure Letter.

9.2.2	No insurance claim is outstanding and no circumstances exist which are likely to give rise to any insurance claim.

9.3	Claims Refused
In the two years prior to the date of this Agreement, no claim has been refused or settled below the amount claimed.

10	Tax

10.1	Company Residence
Each of the Companies has been resident for tax purposes in the BVI and each Subsidiary has been resident for tax purposes in Macau and each Group Company has not been resident anywhere else at any time since its incorporation. For the avoidance of doubt, references to residence in this paragraph shall be construed as references to residence as determined by the local law of the jurisdiction or jurisdictions concerned and not by reference to the provisions of any relevant double taxation treaty or convention.

10.2	Returns and Information
All registrations, returns, computations, notices and information which are or have been required to be made or given by each Group Company for any Taxation purpose (i) have been made or given within the requisite periods and on a proper basis and are up-to-date and true and correct in all material respects and disclose all material facts and information that must be disclosed under applicable laws, and (ii) none of them is, or is likely to be, the subject of any dispute with any Tax Authority.

__________________________________________________________________________________________________

10.3	Other Tax Matters

10.3.1
The Group has paid all Taxes shown to be due on any tax returns and any other Taxes for which any Group Company is liable, including any fine, penalty or interest, have been paid and no arrangement or agreement has been entered into by, or in relation to, any Group Company which extends the period of assessment or payment of any Taxes.

10.3.2	No Group Company has waived any statutory period of limitations in respect of Taxes or assessments or deficiencies in connection therewith.

10.3.3
All material records which any Group Company is required to keep for Tax purposes, or which would be needed to substantiate any claim made or position taken in relation to Tax by the relevant Group Company, have been kept within the possession and control of the Seller and the Group Companies.

10.3.4
No Group Company is involved in any dispute or non-routine audit or, to the best of the Seller’s knowledge, information and belief, any investigation (material or otherwise) in relation to Tax with a Tax Authority.

10.3.5
To the best of the Seller’s knowledge, information and belief, no Group Company is involved with any investigations of any submitted Tax returns of the Group Companies by any applicable governmental authority and to the best of the Seller’s knowledge, information and belief, there is no potential dispute or investigation in respect of any submitted Tax returns for the Group Companies by any Tax Authority.

10.3.6
As at Closing, all documents of title in relation to the Property and any transfer documents in relation to the Property, the Shares and Subsidiaries' Shares or equity of the Subsidiaries executed prior to Closing (other than this Agreement and in relation to the transactions contemplated hereunder) have been duly stamped and registered in accordance with applicable law and any and all applicable stamp duty, transfer or registration Taxes have been paid in full.

10.3.7
No Group Company has been or is involved in any transaction which had or has a sole, main or dominant purpose of avoiding Taxes or which is otherwise subject to counteraction under any applicable anti-avoidance Tax laws.

10.3.8
To the best of the Seller’s knowledge, information and belief, the Group Companies have paid, withheld, deducted or accounted for all Taxes (including interim Taxes) required to be paid, withheld, deducted or accounted for by it to the relevant Tax Authorities when such Taxes were due. Since 20 September 2007, no Group Company has been subject to or liable for any penalty, fine, surcharge or interest in connection with Taxes which remains unpaid as at the date of this Agreement.

10.3.9
To the best of the Seller’s knowledge, information and belief, all material transactions and other dealings between any Group Company and any third person (including any affiliate) have been conducted at arm's length with a substantial business reason, the main purpose or one of the main purposes of which has not been to avoid Tax. Since 20 September 2007, the Group Companies have not received any challenge by the competent tax authorities in relation to transfer pricing in respect of any such transfers and dealings.

__________________________________________________________________________________________________

11	Important Business Issues Since the Accounts Date

11.1	Since the Accounts Date as regards each Group Company:

11.1.1
to the best of the Seller’s knowledge, information and belief, otherwise than in the ordinary and usual course of carrying on its business, no Group Company has entered into any material transaction or agreement or assumed or incurred any material liabilities (including contingent liabilities) or made any material payment not provided for in the Accounts or the Closing Management Accounts;

11.1.2	there has been no change in the accounting reference date;

11.1.3	there has been no material adverse change in the assets and liabilities or any material adverse change in the financial position of any Group Company;

11.1.4
no Group Company has agreed to be declared, declared, made or paid any dividend or other distribution of profits or assets and no Group Company has received a distribution from any company in contravention of any applicable law; and

11.1.5	the business of each Group Company has continuously been carried on in the ordinary course, in each case, save for any payment or distribution that may be made to its shareholders or ultimate beneficial holders in accordance with this Agreement.

12	Authority and Capacity

12.1	Each Group Company is validly existing and is a company duly incorporated under applicable law.

12.2
The Seller has the legal right and full power and authority under its constitutional documents and under applicable laws to enter into, perform and take all action required by this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement and neither the execution of this Agreement nor the performance of its obligations under this Agreement by the Seller will: (i) violate or breach or otherwise constitute or give rise to a default under the terms or provisions of the Seller’s constitutional documents or any other document, agreement or contract which is binding upon the Seller or any Group Company or any assets of the Seller or any Group Company; or (ii) result in any Encumbrance being created or imposed on the assets of any Group Company or the Seller; or (iii) result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which the Seller or any Group Company is a party or subject.

12.3	The documents referred to in Paragraph 12.2 will, when executed, constitute valid, binding and enforceable obligations on the Seller, in accordance with their respective terms.

12.4	The Seller has full power, right and authority to transfer the Shares to the Purchaser.

12.5	The Seller, in the execution and delivery of this Agreement, is in compliance, in all material respects, with applicable laws, statutes, regulations, rules and other governmental requirements.

13	Insolvency etc.

13.1	No Group Company nor the Seller is insolvent under the laws of its jurisdiction of incorporation or unable to pay its debts as they fall due to be paid and no circumstances

__________________________________________________________________________________________________

have arisen which entitle any person to take any action, appoint any person, commence any proceedings or obtain any order of a type which would make any Group Company or the Seller insolvent.

13.2
To the best of the Seller’s knowledge, information and belief, there are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning any Group Company.

13.3	No Group Company nor the Seller is contemplating the filing of a petition under any bankruptcy, insolvency or other similar applicable law.

13.4	None of the Group Companies or the Seller have received any notice that could lead to any Group Company becoming insolvent.

13.5	To the best of the Seller’s knowledge, information and belief, no steps have been taken to enforce any security over any assets of any Group Company.

13.6	None of the transactions contemplated under this Agreement will be or have been made with an intent to hinder, delay or defraud any of the Group Companies' or the Seller’s present or future creditors.

13.7	No Group Company is involved in any scheme of reconstruction, merger, amalgamation, reorganization or reduction of capital or any other similar process.

13.8
No receiver (including administrative receiver), liquidator, trustee, administrator or custodian or similar body has been appointed in any jurisdiction in respect of the whole or any part of the business or assets of any Group Company.

14	Anti-corruption Laws

14.1	Neither the Seller nor the Group Companies or their shareholders, officers, or directors, directly or indirectly:

14.1.1	has violated or would violate any anti-money laundering law or regulation; or

14.1.2
has made, offered, authorised or promised to make, or will make, offer, authorise or promise to make, any payment or anything of value to anyone, that has or would violate any applicable anti-bribery law or regulation including the United States Foreign Corrupt Practices Act of 1977, the Criminal Law of China (eff. 1 October 1997), the Anti-Unfair Competition Law of China (eff. 1 December 1993), the Prevention of Bribery Ordinance (Chapter 201 of the Laws of Hong Kong), the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997, and any similar laws or requirements in effect in Macau or generally with respect to the parties or the transactions contemplated by this Agreement, such that such actions would have a material adverse impact on the Shares, the Subsidiaries' Shares or the Property.

14.2
Neither the Seller nor the Group Companies or their shareholders, officers, or directors has been convicted of, pleaded guilty, or charged with any offence involving anti-money laundering, fraud, corruption or bribery, in any jurisdiction or country.

14.3
Neither the Seller nor the Group Companies or their shareholders, officers, or directors is an official, employee, representative or candidate of any governmental authority nor have they been in the last five (5) years.

__________________________________________________________________________________________________

14.4
The Seller and the Group Companies have policies that, to the best of the Seller’s knowledge, information and belief, are sufficient to provide reasonable assurances that violations of applicable anti-corruption laws will be prevented and deterred.

__________________________________________________________________________________________________

Schedule 5
The Purchaser’s Warranties

1	Compliance

1.1	Neither the Purchaser nor any of its subsidiaries, affiliates, shareholders, officers, or directors (including the Capital Provider), directly or indirectly:

1.1.1	has violated or would violate any anti-money laundering law or regulation; or

1.1.2
has made, offered, authorised or promised to make, or will make, offer, authorise or promise to make, any payment or anything of value to anyone, that has or would violate any applicable anti-bribery law or regulation including the United States Foreign Corrupt Practices Act of 1977, the Criminal Law of China (eff. 1 October 1997), the Anti-Unfair Competition Law of China (eff. 1 December 1993), the Prevention of Bribery Ordinance (Chapter 201 of the Laws of Hong Kong), the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997, and any similar laws or requirements in effect in Macau or generally with respect to the parties or the transactions contemplated by this Agreement.

1.2
Neither the Purchaser nor any of its subsidiaries, affiliates, shareholders, officers, or directors (including the Capital Provider) has been convicted of, pleaded guilty, or charged with any offence involving anti-money laundering, fraud, corruption or bribery, in any jurisdiction or country.

1.3
Neither the Purchaser nor any shareholder, officer, director or other person associated with the Purchaser (including the Capital Provider) is an official, employee, representative or candidate of any governmental authority nor have they been in the last five years.

2	Authority and Capacity

2.1	The Purchaser is validly existing and is a company duly incorporated under applicable law.

2.2
The Purchaser has the legal right and full power and authority under its constitutional documents and under applicable laws to enter into, perform and take all action required by this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement and neither the execution of this Agreement nor the performance of its obligations under this Agreement will (i) violate or breach or otherwise constitute or give rise to a default under the terms or provisions of the Purchaser’s constitutional documents or any other document, agreement or contract which is binding upon the Purchaser or any assets of the Purchaser or (ii) result in any Encumbrance being created or imposed on the assets of the Purchaser.

2.3	The documents referred to in Paragraph 2.2 will, when executed, constitute valid, binding and enforceable obligations on the Purchaser, in accordance with their respective terms.

2.4	The Purchaser, in the execution and delivery of this Agreement, is in compliance, in all material respects, with applicable laws, statutes, regulations, rules and other governmental requirements.

3	Insolvency etc.

3.1	The Purchaser is not insolvent under the laws of its jurisdiction of incorporation or unable to pay its debts as they fall due to be paid and no circumstances have arisen which entitle

__________________________________________________________________________________________________

any person to take any action, appoint any person, commence any proceedings or obtain any order of a type a which would make the Purchaser insolvent.

3.2	There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning the Purchaser.

3.3	The Purchaser is not contemplating the filing of a petition under any bankruptcy, insolvency or other similar applicable law.

3.4	The Purchaser has not received any notice that could lead to it becoming insolvent.

3.5	To the best of the Purchaser’s knowledge, information and belief, no steps have been taken to enforce any security over any assets of the Purchaser.

3.6	None of the transactions contemplated under this Agreement will be or have been made with an intent to hinder, delay or defraud any of the Purchaser’s present or future creditors.

3.7	The Purchaser is not involved in any scheme of reconstruction, merger, amalgamation, reorganization or reduction of capital or any other similar process.

3.8
No receiver (including administrative receiver), liquidator, trustee, administrator or custodian or similar body has been appointed in any jurisdiction in respect of the whole or any part of the business or assets of the Purchaser.

__________________________________________________________________________________________________

Exhibit A
Instruments of Transfer
VFC DEVELOPMENT CORPORATION
(The "Company")
A BVI Business Company
with BVI Company Number 1416848
SHARE TRANSFER FORM
We, Caesars Entertainment Operating Company, Inc. ("the Transferor"), for good and valuable consideration received by it from Pearl Dynasty Investments Limited ("the Transferee") of P.O. Box 957, Offshore Incorporations Centre, Road Town, British Virgin Islands, do hereby:

1.
transfer to the Transferee the one (1) fully paid ordinary share in the Company (of no par value) (the "Share") standing in the Transferor's name in the Register of Members of the Company to hold unto the Transferee, its executors, administrators and assigns, subject to the several conditions on which the Transferor held the same at the time of execution of this Share Transfer Form; and

2.	consents that the Transferor's name remains on the Register of Members of the Company until such time as the Company enters the Transferee's name in the Register of Members of the Company.
And the Transferee does hereby agree to take the Share subject to the same conditions.
This Share Transfer Form may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.
As Witness Our Hands
Signed by the Transferor on [Date]
in the presence of:

Witness	For and on behalf of the Transferor Caesars Entertainment Operating Company, Inc., [by its duly authorised director/Attorney]
Signed by the Transferee on [Date]
in the presence of:

Witness	For and on behalf of the Transferee Pearl Dynasty Investments Limited [by its duly authorised director/Attorney in Fact]

__________________________________________________________________________________________________

VLO DEVELOPMENT CORPORATION
(The "Company")
A BVI Business Company
with BVI Company Number 1416870

SHARE TRANSFER FORM
We, Caesars Entertainment Operating Company, Inc. ("the Transferor"), for good and valuable consideration received by it from Pearl Dynasty Investments Limited ("the Transferee") of P.O. Box 957, Offshore Incorporations Centre, Road Town, British Virgin Islands, do hereby:

1.
transfer to the Transferee the one (1) fully paid ordinary share in the Company (of no par value) (the "Share") standing in the Transferor's name in the Register of Members of the Company to hold unto the Transferee, its executors, administrators and assigns, subject to the several conditions on which the Transferor held the same at the time of execution of this Share Transfer Form; and

2.	consents that the Transferor's name remains on the Register of Members of the Company until such time as the Company enters the Transferee's name in the Register of Members of the Company.
And the Transferee does hereby agree to take the Share subject to the same conditions.
This Share Transfer Form may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.
As Witness Our Hands
Signed by the Transferor on [Date]
in the presence of:

Witness	For and on behalf of the Transferor Caesars Entertainment Operating Company, Inc., [by its duly authorised director/Attorney]
Signed by the Transferee on [Date]
in the presence of:

Witness	For and on behalf of the Transferee Pearl Dynasty Investments Limited [by its duly authorised director/Attorney in Fact]

__________________________________________________________________________________________________

Exhibit B
Form of Deeds of Waiver
VLO Development Corporation
P.O. Box 3321,
Drake Chambers, Road Town,
Tortola, the British Virgin Islands

VFC Development Corporation
P.O. Box 3321,
Drake Chambers, Road Town,
Tortola, the British Virgin Islands

Macau Orient Investimentos, Limitada
Avenida da Praia Grande, nº 517,
Edifício Comercial Nam Tung,
20º andar, em Macau

Ou Toi Investimento, Limitada
Avenida da Praia Grande, nº 517,
Edifício Comercial Nam Tung,
20º andar, em Macau

Caesars Golfe Macau, S.A.
Avenida da Praia Grande, nº 517,
Edifício Comercial Nam Tung,
20º andar, em Macau
[●] 2013

Dear Sirs
CAESARS GOLF MACAU
This Deed constitutes a Deed of Waiver as defined and referred to in the share purchase agreement entered into on [●] 2013 between Pearl Dynasty Investments Limited and Caesars Entertainment Operating Company, Inc. (the “Agreement”).

1	Preliminary

__________________________________________________________________________________________________

1.1	Words and expressions defined in the Agreement shall, unless the context otherwise requires, have the same meanings in this Deed.

2	Waiver

2.1
[insert name of relevant Caesars Group company] hereby irrevocably waives all and any rights it has to receive the amount of [insert amount] from [insert name of relevant Group Company] pursuant to [insert agreement/arrangement between Caesars Group company and relevant Group Company] (the “Relevant Caesars Group Liability”).

2.2	We hereby acknowledge and confirm that we have no rights, remedies or claims against each and all of the Group Companies relating to the Relevant Caesars Group Liability.

2.3
To the extent that any such claim or right of action exists or may exist, whether in law or in equity and whether or not presently known to any party or to the law, we hereby irrevocably waive such claim and release and forever discharge each of the Group Companies from all and any liability in respect of it.

3	Governing law and arbitration

3.1	This Deed shall be governed by and construed in accordance with Hong Kong law.

3.2
Any dispute, controversy or claim arising out of or connected with this Deed, or the breach, termination or invalidity thereof, including a dispute as to the validity or existence of this Deed and/or this Clause 3.2, shall be settled by final and binding arbitration in Hong Kong in English under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with such rules before a panel of three arbitrators with each Party appointing one arbitrator and the two arbitrators thus appointed shall choose the third arbitrator who will act as the presiding arbitrator of the Tribunal. The place of arbitration shall be at the Hong Kong International Arbitration Centre.

In witness whereof this Deed has been signed as a deed on the date stated at the beginning of this Deed.

SIGNED as a DEED by [insert name of relevant Caesars Group Company] acting by …………………….. (a director) in the presence of:
Witness’s signature
Name
Address
Occupation

__________________________________________________________________________________________________